Filed Pursuant to Rule 424(b)(3)

Registration No. 333-203590 and

Registration Nos: 333-203590-01 to 333-203590-18

Offer to Exchange

5.125% Senior Notes due 2023

which have been registered under the Securities Act of 1933

for any and all outstanding

5.125% Senior Notes due 2023

which have not been registered under the Securities Act of 1933

The Exchange Offer (as defined below) expires at midnight, Charlotte, North Carolina time, on June 16, 2015 (the 20th business day following the date of this prospectus), unless we extend the Exchange Offer in our sole discretion.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “Exchange Offer”), to exchange up to $200.0 million aggregate principal amount of our 5.125% Senior Notes due 2023 (the “Exchange Notes”), registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of our outstanding 5.125% Senior Notes due 2023, which we issued on January 27, 2015 without registration under the Securities Act (the “Private Notes”). We refer to the Private Notes and the Exchange Notes collectively as the “Notes.”

We will not receive any cash proceeds from the Exchange Offer.

There is no active public trading market for the Private Notes. We do not intend to apply for listing of the Exchange Notes on any domestic securities exchange.

The terms of the Exchange Notes that we will issue in connection with the Exchange Offer are identical to the terms of the outstanding Private Notes in all material respects, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the registration rights. The Exchange Notes will be issued under the same indenture as the Private Notes. See “Prospectus Summary—Summary of the Exchange Offer” and “—Summary Terms of the Exchange Notes.”

See “Risk Factors” beginning on page 9 of this prospectus for a discussion of risks you should consider before participating in the Exchange Offer.

We are not asking you for a proxy and you are requested not to send us a proxy.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of (1) 365 days from the date on which this Registration Statement is declared effective, and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the Exchange Offer with respect to Private Notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

THE DATE OF THIS PROSPECTUS IS MAY 19, 2015

___________________

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	i
INCORPORATION BY REFERENCE	i
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	9
NASCAR-RELATED INFORMATION	22
TRADEMARKS	22
USE OF PROCEEDS	23
RATIO OF EARNINGS TO FIXED CHARGES	24
CAPITALIZATION	25
THE EXCHANGE OFFER	26
DESCRIPTION OF THE EXCHANGE NOTES	32
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	66
PLAN OF DISTRIBUTION	67
LEGAL MATTERS	68
EXPERTS	68

____________________

You should only rely on the information contained in this prospectus, and we have not authorized anyone to provide you with information that is different.

This prospectus incorporates important business and financial information about us from documents we publicly file with the SEC. You may request a copy of these filings, at no cost, by writing or calling Speedway Motorsports, Inc., 5555 Concord Parkway South, Concord, North Carolina 28027, Attention: J. Cary Tharrington IV, Senior Vice President, General Counsel and Secretary, telephone: (704) 532-3318. In order to ensure timely delivery of the requested documents, you must request this information no later than five business days before the Expiration Date. Accordingly, any request for documents should be made by June 9, 2015 to ensure timely delivery of the documents prior to such date. See the following sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

The words “SMI,” “Company,” “we,” “us” and “our” refer to Speedway Motorsports, Inc. together with its subsidiaries, unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other reports and information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room in Washington, DC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, DC 20549, or you can call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, any filings we make electronically with the SEC will be available to the public at the SEC’s website, www.sec.gov. Information about us is also available on our website, www.speedwaymotorsports.com. Other than any SEC filings incorporated by reference in this prospectus, the information available on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus, excluding information deemed furnished and not filed, until the Exchange Offer is terminated. The information incorporated by reference is an important part of this prospectus. Any statement in any document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Form 10-K”).

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (“March 31, 2015 Form 10-Q”).

•	Our Current Reports on Form 8-K filed with the SEC on January 23, 2015, January 28, 2015, February 12, 2015, March 6, 2015, March 16, 2015 and April 16, 2015.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains certain forward-looking statements. Many of the forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “could,” “anticipate,” “should,” “plan,” “estimate” and “potential,” among others. These forward-looking statements are based on our current plans and expectations and are subject to a number of risks and uncertainties that could cause our plans and expectations, including actual results, to differ materially from the forward-looking statements. These statements appear in “Prospectus Summary” and in a number of other places in this prospectus, including the documents incorporated by reference herein, and include, but are not limited to, statements regarding our intent, belief or current expectations with respect to:

•	United States and global economic, political and social conditions;

•

bad weather affecting the profitability of our motorsports events or causing postponement or cancellation of major motorsports events; lack of competitiveness in National Association for Stock Car Auto Racing, Inc. (“NASCAR”) Sprint Cup Series races or closeness of championship points races, the popularity of race car drivers or changes made by NASCAR on conducting, promoting and racing as a series sanctioning body;

•

the impact of competition, including competition from other speedway owners like International Speedway Corporation (ISC), an affiliate of NASCAR, and competition from network and cable broadcasters and the improvements and expanding non-motorsports related media coverage and content that they provide, as well as continued improvements to the “at-home” viewing experience resulting from high-definition television technology, competition from other sports and changing demographics;

•	our relationship with NASCAR;

•	our ability to successfully implement our business strategy, including to increase revenues and profitability through the promotion and production of racing and related events at modern facilities;

•	the relocation of, or failure to relocate, motorsports events;

•	the costs of insurance and availability of adequate insurance coverage;

•	our ability to attract and retain qualified management personnel;

•	the profitability or success of capital projects and investments;

•	the effects of impairment of our property, equipment, other intangible assets and goodwill, and the impact on depreciation of any future removal or conversion of seating and suites at our speedways;

•	our ability to efficiently integrate acquired entities and assets into our operations;

•	our degree of leverage;

•	our ability to generate sufficient cash to pay principal and interest on our debt, meet our obligations and fund our other liquidity needs;

•	our potential need for and ability to obtain additional financing;

•	the effects of general adverse conditions on the capital markets upon which we rely to provide some of our capital requirements;

•	legal or regulatory developments affecting us or our sponsors;

•	our ability to maintain adequate security for certain customer-related information;

•	the results and costs attributable to the extraction of oil and natural gas on our property;

•	the ability of our chairman to control any matter submitted to a vote of our stockholders;

•	our large net deferred tax liabilities, and changes in income tax laws;

•	the impact of environmental costs and land use laws;

•	the market price of our common stock; and

•	other factors described or incorporated by reference in this prospectus.

ii

Forward-looking statements are only our current expectations and are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. Forward-looking statements speak only as of the date they are made and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

iii

PROSPECTUS SUMMARY

The following is a summary of material information about our business, our company and the Exchange Offer. More detailed information concerning these matters appears elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus. We also refer you to the section of this prospectus entitled “Risk Factors” for a discussion of certain issues that should be considered in evaluating an investment in the Exchange Notes.

Speedway Motorsports, Inc.

We are a leading promoter, marketer and sponsor of motorsports activities in the United States. We own and operate, through certain of our subsidiaries, eight first-class racing facilities with total permanent seating capacity of approximately 808,000. We have one of the largest total permanent speedway seating capacities in the motorsports industry. We also provide products and services related to motorsports.

Our speedways are strategically positioned in eight premier markets in the United States, including four of the top-ten media markets. As of March 31, 2015, we own and operate the following facilities:

Speedway(1)	Location	Approx. Acreage	Primary Speedway Length (miles)	Luxury Suites(2)(4)	Permanent Seating(3)(4)		Media Market and Ranking
Atlanta Motor Speedway (AMS)	Hampton, GA	820	1.5	93	71,000		Atlanta (9)
Bristol Motor Speedway (BMS)	Bristol, TN	670	0.5	196	146,000		Tri-Cities (97)
Charlotte Motor Speedway (CMS)	Concord, NC	1,310	1.5	75	89,000		Charlotte (24)
Kentucky Speedway (KyS)	Sparta, KY	990	1.5	38	107,000		Cincinnati (36)
Las Vegas Motor Speedway (LVMS)	Las Vegas, NV	1,030	1.5	102	123,000		Las Vegas (41)
New Hampshire Motor Speedway (NHMS)	Loudon, NH	1,180	1.1	38	88,000		Boston (7)
Sonoma Raceway (SR)	Sonoma, CA	1,600	2.5	27	47,000	(5)	San Francisco (6)
Texas Motor Speedway (TMS)	Fort Worth, TX	1,490	1.5	194	137,000		Dallas-Fort Worth (5)
				763	808,000

(1)	References to “our” or “eight” speedways exclude North Wilkesboro Speedway, which we also own and presently has no significant operations.
(2)	Excluding dragway and dirt track suites. From time to time, the number of suites may change due to combining or reconfiguring for marketing purposes.
(3)	Including seats in luxury suites and excluding infield admission, temporary seats, general admission, and dragway and dirt track seats.
(4)	From time to time, we may reduce the number of permanent seats to offer wider seating, improved sight lines or for managing facility capacity or other marketing purposes.
(5)	SR’s permanent seating capacity is supplemented by temporary and other general admission seating arrangements along its 2.52-mile road course.

We plan to promote 24 major annual motorsports racing events in 2015 sanctioned by NASCAR, including 13 Sprint Cup Series racing events and 11 Xfinity Series racing events. We also plan to promote eight NASCAR Camping World Truck Series racing events, three NASCAR K&N Pro Series racing events, four NASCAR Whelen Modified Tour events, two IndyCar Series (IndyCar) racing events, six major National Hot Rod Association (NHRA) racing events, one Automobile Racing Club of America (ARCA) event and three World of Outlaws (WOO) racing events.

We derive revenues principally from the following activities:

•	licensing of network television, cable television and radio rights to broadcast our racing events;

•	sales of tickets to motorsports races and other events held at our speedways;

•	sales of sponsorships and promotions to companies that desire to advertise or sell their products or services surrounding our events;

•	commissions earned on sales of food, beverages and hospitality catering (through a third-party concessionaire);

•	event sales and commissions from souvenir motorsports merchandise;

•	rental of luxury suites during events and other track facilities;

•	tracks rentals for motorsports and non-motorsports events and activities and driving schools;

•	sales of smaller-scale, modified racing cars and parts;

•	radio motorsports programming, production and distribution; and

•	non-event sales of wholesale and retail racing and other sports-related souvenir merchandise and apparel.

Corporate Information

We were incorporated in December 1994 as a Delaware corporation and our common stock is traded on the New York Stock Exchange under the symbol “TRK.” Our principal executive offices are located at 5555 Concord Parkway South, Concord, North Carolina 28027. Our telephone number is (704) 455-3239.

Summary of the Exchange Offer

The following is a brief summary of the principal terms of the Exchange Offer. For a more complete description of the terms of the Exchange Offer, see “The Exchange Offer” in this prospectus.

The Exchange Offer

We are offering to exchange up to $200.0 million aggregate principal amount of our new 5.125 % Senior Notes due 2023, registered under the Securities Act, for up to $200.0 million aggregate principal amount of our original 5.125% Senior Notes due 2023, which are currently outstanding. The Private Notes may only be exchanged in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, a Private Note must be properly tendered and accepted. All Private Notes that are validly tendered and not validly withdrawn will be exchanged promptly after the expiration of the Exchange Offer.

Expiration Date	Midnight, Charlotte, North Carolina time, on June 16, 2015 (the 20th business day following the date of this prospectus), unless we extend the Exchange Offer in our sole discretion.

Accrued Interest on the Exchange Notes and Private Notes

Interest on the Exchange Notes will accrue from January 27, 2015 or from the date of the last periodic payment on the Private Notes, whichever is later. Interest on the Exchange Notes will be at the same rate and upon the same terms as interest on the Private Notes. No additional interest will be paid on Private Notes tendered and accepted for exchange.

Resale Without Further Registration

Based on no-action letters issued by the staff of the SEC to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the Exchange Notes issued in the Exchange Offer in the ordinary course of your business;

•

you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes issued to you in the Exchange Offer; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties that are not related to us. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The letter of transmittal states that by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period ending on the earlier of (1) 365 days from the date on which the registration statement relating to the Exchange Offer is declared effective, and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Conditions to the Exchange Offer	If the Exchange Offer would not be permitted by applicable law or SEC policy, we will not be required to consummate the Exchange Offer. See “The Exchange Offer—Conditions.”

Withdrawal Rights

You may withdraw your tender of Private Notes at any time prior to midnight, Charlotte, North Carolina time, on June 16, 2015 (the 20th business day following the date of this prospectus), the date the Exchange Offer expires.

Consequences of Failure to Exchange Private Notes

If you are eligible to participate in the Exchange Offer and you do not tender your Private Notes, you will not have further exchange or registration rights and your Private Notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of your Private Notes will be adversely affected.

Certain U.S. Federal Income Tax Considerations

The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the Exchange Offer.
Use of Proceeds

We will not receive cash proceeds from the issuance of the Exchange Notes hereby. In consideration for issuing the Exchange Notes in exchange for the Private Notes, as described in this prospectus, we will receive Private Notes of like principal amount. The Private Notes tendered and accepted in the Exchange Offer for the Exchange Notes will be retired and canceled.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer.

Summary Terms of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms of the Exchange Notes.

Issuer	Speedway Motorsports, Inc.

Securities Offered

Up to $200.0 million aggregate principal amount of 5.125% Senior Notes due 2023 that have been registered under the Securities Act. The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes except that:

•	the Exchange Notes will bear a different CUSIP number from the Private Notes;

•	the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the Exchange Notes.

The Exchange Notes will evidence the same debt as the Private Notes. They will be entitled to the benefits of the indenture governing the Private Notes and will be treated under such indenture as a single series with the Private Notes.

Maturity	February 1, 2023.

Interest

The Exchange Notes will bear interest at the rate of 5.125% per annum from January 27, 2015 or from the date of the last periodic payment on the Private Notes, whichever is later. Interest will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2015.

Guarantees

The Exchange Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our domestic operating subsidiaries, except for Oil-Chem Research Corporation and its subsidiaries, and will also be guaranteed by each future domestic subsidiary that is an obligor under our Credit Facility.

Ranking	The Exchange Notes, and the guarantees thereof, will be unsecured senior obligations. Accordingly, the Exchange Notes will

•	rank equally in right of payment with all of our and the subsidiary guarantors’ existing and future unsubordinated debt and other obligations;

•	rank senior in right of payment to any future subordinated debt;

•	be effectively subordinated to all existing and future secured debt to the extent of the assets securing such debt, including any secured credit facility; and

•	be structurally subordinated to all existing and future debt or other obligations of subsidiaries that do not guarantee the Exchange Notes.

Optional Redemption

The Exchange Notes will be redeemable, in whole or in part, at any time on or after February 1, 2018 at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” In addition, we may redeem, at a premium, up to 35% of the Exchange Notes before February 1, 2018 with the net cash proceeds from certain equity offerings. We may also redeem some or all of the Exchange Notes before February 1, 2018 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Change of Control

If we experience certain types of change of control transactions, we must offer to repurchase the Exchange Notes at 101% of the aggregate principal amount of the Exchange Notes repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

Indenture Covenants	The indenture governing the Notes, among other things, restricts our and our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends, make distributions and redeem capital stock;

•	incur liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	merge or consolidate;

•	create unrestricted subsidiaries;

•	restrict dividends or other payments from subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Exchange Notes—Certain Covenants.” In addition, certain covenants will be suspended with respect to the Exchange Notes during any periods when the Exchange Notes are rated investment grade by both Moody’s Investor Services, Inc. and Standard & Poor’s Ratings Group as long as no default or event of default has occurred and is continuing.

Absence of a Public Market for the Exchange Notes

The Exchange Notes will not be listed on any securities exchange. Although the initial purchasers have informed us that they currently intend to make a market in the Exchange Notes, there can be no assurance that a liquid trading market will develop for the Exchange Notes. If an active secondary market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. See “Risk Factors—If an active trading market does not develop for the Exchange Notes, you may not be able to resell them.”

Selected Historical Financial Data

The following table presents our selected historical financial data. The selected consolidated operating data for the three months ended March 31, 2015 and 2014, and the selected consolidated balance sheet data as of March 31, 2015, are derived from our unaudited consolidated financial statements included in the March 31, 2015 Form 10-Q, which is incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2014, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014 and 2013 are derived from our audited consolidated financial statements included in the 2014 Form 10-K and incorporated by reference into this prospectus. The selected consolidated operating data for the years ended December 31, 2011 and 2010 and the selected consolidated balance sheet data as of December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus.

The selected historical consolidated financial data presented below is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2014 Form 10-K and in the March 31, 2015 Form 10-Q.

	Years Ended December 31,					Three Months Ended March 31,
	2014	2013	2012	2011	2010	2015	2014
	(in thousands, except per share data)
Operating Statement Data
Revenues:
Admissions	$100,798	$106,050	$116,034	$130,239	$139,125	$18,752	$21,251
Event related revenue	146,849	145,749	151,562	163,621	156,691	22,270	24,007
NASCAR broadcasting revenue	207,369	199,014	192,662	185,394	178,722	36,319	31,697
Other operating revenue	29,293	29,836	29,902	26,591	27,705	7,933	7,587
Total revenues	484,309	480,649	490,160	505,845	502,243	85,274	84,542

Expenses and other:
Direct expense of events	102,196	99,500	101,402	106,204	100,843	14,870	16,194
NASCAR purse and sanction fees	128,254	125,003	122,950	120,146	120,273	21,619	19,723
Other direct operating expense	18,513	18,640	18,908	20,352	21,846	4,838	4,729
General and administrative	96,762	91,676	90,407	89,384	85,717	23,091	23,036
Depreciation and amortization(1)	78,426	54,725	55,499	54,004	52,762	13,335	13,552
Interest expense, net	21,237	31,871	41,217	42,112	52,095	6,257	5,601
Impairment of goodwill and other intangible assets(2)	—	89,037	—	48,609	—	—	—
Loss on early debt redemption and refinancing(3)	—	18,467	—	7,456	—	8,372	—
Other (income) expense, net	(2,305)	293	(3,908)	(342)	(2,378)	(390)	(1,261)
Total expenses and other	443,083	529,212	426,475	487,925	431,158	91,992	81,574

Income (loss) from continuing operations before income taxes	41,226	(48,563)	63,685	17,920	71,085	(6,718)	2,968
Provision for income taxes(4)	(15,822)	42,351	(21,892)	(23,481)	(25,822)	2,319	(1,101)
Income (loss) from continuing operations	25,404	(6,212)	41,793	(5,561)	45,263	(4,399)	1,867
Income (loss) from discontinued operation, net of taxes(5)	5,710	(246)	326	(883)	(782)	—	—
Net income (loss)	$31,114	$(6,458)	$42,119	$(6,444)	$44,481	$(4,399)	$1,867

Basic earnings (loss) per share:
Continuing operations	$0.61	$(0.15)	$1.01	$(0.14)	$1.08	$(0.11)	$0.05
Discontinued operation(5)	0.14	(0.01)	0.01	(0.02)	(0.02)	—	—
Net income (loss)	$0.75	$(0.16)	$1.02	$0.16	$1.06	$(0.11)	$0.05

Weighted average shares outstanding	41,377	41,405	41,431	41,524	41,927	41,338	41,404

Diluted earnings (loss) per share:
Continuing operations	$0.61	$(0.15)	$1.01	$(0.14)	$1.08	$(0.11)	$0.05
Discontinued operation(5)	0.14	(0.01)	0.01	(0.02)	(0.02)	—	—
Net income (loss)	$0.75	$(0.16)	$1.02	$0.16	$1.06	$(0.11)	$0.05

Weighted average shares outstanding	41,400	41,423	41,437	41,524	41,928	41,376	41,429

						Three Months Ended
	Years Ended December 31:					March 31,
	2014	2013	2012	2011	2010	2015
	(in thousands, except per share data)
Balance Sheet Data
Cash and cash equivalents	$110,046	$97,343	$106,408	$87,368	$93,175	$101,557
Goodwill and other intangible assets(2)	444,621	444,635	533,689	533,677	582,298	444,621
Assets of discontinued operation(5)	—	—	—	—	2,150	—
Total assets	1,718,267	1,786,260	1,877,113	1,904,643	1,951,524	1,721,485
Long-term debt, including current maturities:
Revolving credit facility and term loan	150,000	210,000	95,000	145,000	20,000	200,000
Senior notes	253,372	254,197	420,758	419,517	268,275	200,000
Senior subordinated notes	—	—	—	—	330,000	—
Other debt	1,445	2,792	5,501	8,040	10,422	1,093
Stockholders’ equity	831,145	825,990	857,876	841,180	866,237	817,879
Cash dividends per share of common stock	$0.60	$0.60	$0.60	$0.40	$0.40	$0.15

(1)

As further described in Note 4 to the audited consolidated financial statements contained in the 2014 Form 10-K, the higher depreciation expense for the year ended December 31, 2014 is due primarily to recording accelerated depreciation on removal of certain seating and suites at AMS, CMS and NHMS related to managing facility capacity and certain damaged BMS assets.

(2)

As further described in Note 2 to the audited consolidated financial statements contained in the 2014 Form 10-K, we recorded non-cash impairment charges to reduce the carrying value of goodwill related to NHMS (and KyS to a smaller extent in 2011) to estimated fair value, resulting from our 2011 and 2013 annual impairment assessments.

(3)

As further described in Note 6 to the audited consolidated financial statements contained in the 2014 Form 10-K and Note 5 to the unaudited consolidated financial statements contained in the March 31, 2015 Form 10-Q, the loss on early debt redemption and refinancing represents a charge to earnings, before income taxes of $2.9 million in 2011, $6.8 million in 2013 and $3.1 million as of March 31, 2015, for tender offer redemption premium, associated unamortized net deferred loan costs and issuance discount or premium as applicable, settlement payment and transaction costs associated with our former debt arrangements.

(4)

Before February 2014, we and International Speedway Corporation equally owned a joint venture (50% noncontrolling interest) operating independently under the name Motorsports Authentics (“MA”), consisting principally of trackside and, to a lesser extent, wholesale and retail event souvenir merchandising as licensed and regulated under NASCAR Teams Licensing Trust agreements. On January 31, 2014, we abandoned our interest and rights in MA to focus management resources in areas that may be profitable and more productive. Our investment in MA has been fully impaired for several years. We recognized an anticipated material tax benefit related to abandonment as of December 31, 2013 as further described in Note 8 to the audited consolidated financial statements contained in the 2014 Form 10-K.

(5)

In 2008, we discontinued our oil and gas operations primarily because of ongoing challenges and business risks in conducting these activities in foreign countries. As further described in Note 1 to the audited consolidated financial statements in our 2014 Form 10-K, we have no continuing involvement or ownership interest in these discontinued operations and there are no associated assets or liabilities. We incurred legal fees and other costs associated with efforts to sell or dissolve our remaining foreign investment interests and recover previously reserved receivables. In 2012, these costs were offset by a gain recognized upon favorable settlement of certain insurance claims. In 2014, the costs were offset by recovery of $6.0 million of previously reserved receivables through favorable settlements.

RISK FACTORS

An investment in our securities, including the Exchange Notes, involves certain risks. Before investing in our securities, you should carefully consider the risk factors described below as well as additional risks described in our periodic reports filed with the SEC, including, but not limited to, the 2014 Form 10-K, together with all of the other information included in this prospectus and the other information that we have incorporated by reference. Additional risks not currently known to us or that we currently deem immaterial may also impair our business. See “Disclosure Regarding Forward-Looking Statements.” Any of the risks described below, in the 2014 Form 10-K and in any subsequent periodic reports, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment.

Risks Related to the Exchange Notes

Your Private Notes will not be accepted for exchange if you fail to follow the Exchange Offer procedures.

We will issue Exchange Notes pursuant to the Exchange Offer only after a timely receipt of your Private Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Private Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Private Notes, letter of transmittal and other required documents by the expiration time of the Exchange Offer, we will not accept your Private Notes for exchange. We are generally under no duty to give notification of defects or irregularities with respect to the tenders of Private Notes for exchange. If there are defects or irregularities with respect to your tender of Private Notes, we may not accept your Private Notes for exchange.

There are consequences if you fail to exchange your Private Notes for Exchange Notes.

Private Notes that are not exchanged for Exchange Notes in the Exchange Offer will remain restricted securities. The Private Notes will continue to be subject to the following restrictions on transfer and limitation of rights:

•

the Private Notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available under the Securities Act or if neither such registration nor such exemption is required by law;

•	the Private Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom;

•

a holder of Private Notes who wishes to sell or otherwise dispose of all or any part of its Private Notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of counsel reasonably satisfactory in form and substance to us, that such exemption is available; and

•	the Private Notes will no longer have registration rights.

After the consummation of the Exchange Offer, it is likely that the trading market for the Private Notes will be less liquid than the Exchange Notes but the Private Notes will still bear interest at the same rate as that borne by the Exchange Notes. Consequently, you may find it difficult to sell any Private Notes you continue to hold after the consummation of the Exchange Offer.

If an active trading market does not develop for the Exchange Notes, you may not be able to resell them.

The Exchange Notes will not be listed on any securities exchange. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. We have been advised by the initial purchasers of the Private Notes that they intend to make a market in the Exchange Notes as permitted by applicable laws and regulations. However, they are not obligated to do so and their market making activities may be discontinued at any time without notice. In addition, their market making activities may be limited during the Exchange Offer and the pendency of the registration statement of which this prospectus is a part. Therefore, there can be no assurance that an active market for the Exchange Notes will develop. In addition, the liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. If no active trading market develops, you may not be able to resell your Exchange Notes at their fair market value or at all. See “The Exchange Offer” and “Plan of Distribution.”

Our substantial indebtedness could adversely affect our financial position and ability to meet our obligations under our debt instruments, including the Exchange Notes, and our ability to pay dividends.

We have substantial amounts of debt and debt service obligations. As of March 31, 2015, we had total outstanding long-term debt of approximately $401.1 million as further described in Note 5 to the unaudited consolidated financial statements in the March 31, 2015 Form 10-Q. Our substantial indebtedness could make it more difficult to borrow money in the future and may reduce the amount of money available to finance our operations and other business activities and may have other important consequences, including the following:

•

we will have to dedicate a substantial portion of our cash flow from operations to the payment of principal, premium, if any, and interest on our debt, which will reduce funds available for other purposes;

•	we may not be able to fund capital expenditures, working capital and other corporate requirements;

•	we may not be able to obtain additional financing or obtain it at acceptable rates;

•

our ability to adjust to changing market conditions and withstand competitive pressures could be limited, and we may be vulnerable to additional risk if there is a downturn in general economic conditions or in our business, including the availability of short and long-term debt; and

•	we may be at a disadvantage compared to our competitors that have less leverage and greater operating and financial flexibility than we do.

Each or all of the factors could have a material adverse effect on our future financial condition or results of operations.

We may be able to incur additional indebtedness in the future.

Despite our level of indebtedness, we may be permitted to incur significant additional debt in the future. Also, we may be able to secure additional debt with Company, subsidiary or new business assets. Furthermore, any new financing arrangements may contain additional restrictive and financial covenants. These covenants may restrict or prohibit many actions including, but not limited to, our ability to incur debt, create liens, prepay debt, pay dividends, limit capital expenditures, investments or transactions with stockholders and affiliates, issue capital stock, sell certain assets, or engage in mergers, consolidations or other transactions. Failure to maintain compliance with any new covenants could constitute a default, which could accelerate payment due of any or all amounts outstanding under new or existing debt agreements. At March 31, 2015, we had approximately $98.9 million aggregate principal amount of additional revolving loans available to be borrowed under the Credit Facility. The Credit Facility and the indenture governing the Notes allow the incurrence of additional indebtedness.

Failure to comply with restrictive covenants in the indenture governing the Notes, our existing contractual arrangements and future contractual arrangements could accelerate our repayment obligations under our existing and future debt. These covenants could also limit our ability to respond to changing business and economic conditions and to secure additional financing.

The indentures governing the Notes and our existing and future credit facilities and other documentation relating to our indebtedness contain or will contain a number of restrictive covenants. As a result of the restrictive covenants to which we are subject, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted. We may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Should we pursue further development or acquisition opportunities, the timing, size and success as well as associated potential capital commitments of which are unknown at this time, we may need to raise additional capital through debt or equity financings. There can be no assurance that adequate debt or equity financing will be available on satisfactory terms or will be permitted under these covenants. Any such failure to obtain further financing could have a negative effect on our business and operations. See “Description of the Exchange Notes.”

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on a variety of factors, many of which are beyond our control.

A significant portion of our cash flow must be used to service our indebtedness and is therefore not available for use in our business. In 2014, we paid approximately $22.0 million in interest on our indebtedness.  In the three months ended March 31, 2015, we paid approximately $12.0 million in interest on our indebtedness. Our ability to make debt service payments depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, legislative, regulatory, industry, competitive and other factors beyond our control. Our operations are substantially impacted by the success of NASCAR in the promotion and conduct of racing as a sanctioning body, our relationship with NASCAR, the popularity of NASCAR and other motorsports generally, and the impact of competition. Although under our control, our cash outlays for dividends are funded in part with cash that would otherwise be available for capital spending, repurchases of common stock or other liquidity needs, and dividend increases further limit cash otherwise available for such uses or needs. Our business may not be able to generate sufficient cash from operations to pay our indebtedness or fund other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity.

As further described in Note 5 to the unaudited consolidated financial statements in our March 31, 2015 Form 10-Q, we issued the Private Notes in January 2015, and redeemed our 2019 Senior Notes in March 2015 at a redemption premium of 103.375% of par plus accrued interest. The Private Notes contain various redemption premium provisions. Although lower future interest costs are anticipated, these refinancing transactions are not expected to substantially reduce our net outstanding debt. Redemptions and payment of associated debt issuance and other transaction costs limit funds otherwise available for future working capital, capital expenditures, debt service, acquisitions or other general corporate purposes.

We are a holding company and as a result rely on the receipt of payments from our subsidiaries in order to meet our cash needs and service our indebtedness, including the Exchange Notes.

We are a holding company and our principal assets consist of the shares of capital stock or other equity of our subsidiaries. As a holding company without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations and meet our cash needs. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on the Exchange Notes. Furthermore, as each subsidiary is a distinct legal entity, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exhange Notes. While the indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

The market price for the Exchange Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market, if any, for the Exchange Notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the Exchange Notes.

Your ability to require the repurchase of Exchange Notes upon a change of control may be limited.

Upon a change of control (as defined in the indenture governing the Exchange Notes), we will be required to offer to repurchase all of the Exchange Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding Exchange Notes tendered and we expect that we would require third-party financing; however, we may not be able to obtain such financing on favorable terms, if at all. In addition, the terms of the Credit Facility and the indenture governing the Notes do, and any future indebtedness may, prohibit certain events that would constitute such a change of control or require such indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require us to purchase the Exchange Notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on us and our subsidiaries. Our failure to repurchase tendered Exchange Notes at a time when the repurchase is required by the indenture relating to the Exchange Notes would constitute an event of default under the indenture, which, in turn, may constitute an event of default under our other debt instruments. The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions. Except as described under “Description of Notes—Repurchase at the Option of Holders—Change of Control,” the indenture does not contain provisions that permit the holders of the Exchange Notes to require us to repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction. Finally, the provisions under the indenture relative to our obligation to make an offer to purchase the Exchange Notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the Exchange Notes; accordingly, you may not be able to require the repurchase of your Exchange Notes upon a change of control even if you do not consent to the waiver of such obligation.

The Exchange Notes are unsecured obligations and accordingly our assets may be insufficient to pay amounts due on the Exchange Notes.

The Exchange Notes will be unsecured obligations. We and our subsidiaries may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. The Exchange Notes will be effectively subordinated to all of our existing and future secured debt and that of the guarantors to the extent of the assets securing such debt, including under any secured credit facility. See “Description of the Exchange Notes—Certain Definitions—Permitted Liens.” As of March 31, 2015, the Exchange Notes would be effectively subordinated in right of payment to approximately $200.0 million of secured debt, not including any amounts that may be borrowed from time to time under our committed $100 million revolving credit facility.

Because the Exchange Notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

•	we enter into bankruptcy, liquidation, reorganization or other winding-up;

•	there is a default in payment under any of our secured debt; or

•	there is an acceleration of any of our secured debt.

If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture relating to the Exchange Notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Exchange Notes.

The Exchange Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not, or do not become, guarantors of the Exchange Notes.

The Exchange Notes will be structurally subordinated to any obligations of our subsidiaries that do not guarantee the Notes. As of the date of this prospectus, Oil-Chem Research Corporation and its subsidiaries will not guarantee the Exchange Notes, and future subsidiaries will only be required to guarantee the Exchange Notes to the extent they are obligors of borrowings under our Credit Facility. Furthermore, foreign subsidiaries will not be required to guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, claims of the creditors of non-guarantor subsidiaries, including trade creditors, and claims of preferred stockholders (if any) generally will have priority with respect to the assets and earnings of those entities over the claims of holders of the Exchange Notes. Therefore, the Exchange Notes and the guarantees thereof will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such non-guarantor subsidiaries. Although the indenture limits the incurrence of debt and issuance of disqualified stock and preferred stock by subsidiaries, including non-guarantor subsidiaries, the limitation is subject to a number of significant exceptions, and the amount incurred could be substantial. In addition, the indenture will not impose any limitation on the incurrence of liabilities that do not constitute indebtedness, disqualified stock or preferred stock as defined in the indenture. As of March 31, 2015, our non-guarantor subsidiaries did not have any indebtedness.

Federal and state statutes may allow courts, under specific circumstances, to void the Exchange Notes and the guarantees, subordinate claims in respect of the Exchange Notes and the guarantees and require holders of the Exchange Notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Exchange Notes and the guarantees could be voided, or claims in respect of the Exchange Notes and the guarantees could be subordinated to all of our other debt, if the issuance of the Exchange Notes or a guarantee was found to have been made for less than their reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the Exchange Notes:

•	were insolvent or so rendered by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital;

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after final judgment, the judgment is unsatisfied; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

A court might also void the issuance of the Exchange Notes or a guarantee without regard to the above factors if the court found that we issued the Exchange Notes or the guarantors entered into their respective guarantees with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the Exchange Notes. If a court were to void an issuance of the Exchange Notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the Exchange Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors with respect to the Exchange Notes or any guarantee.

In addition, any payment by us pursuant to the Exchange Notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Title 11 of the United States Code (referred to as the Bankruptcy Code).

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•

the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the indebtedness incurred in this offering and the application of the proceeds therefrom, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. There is no way to predict with certainty what standards a court would apply to determine whether a guarantor was solvent at the relevant time. It is possible that a court could view the issuance of guarantees as a fraudulent transfer. To the extent that a guarantee were to be voided as a fraudulent transfer or were to be held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim in respect of the guarantor and would be creditors solely of ours and of the guarantors whose guarantees had not been voided or held unenforceable. In this event, the claims of the holders of the Exchange Notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all other liabilities of the guarantor thereunder. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to the voided guarantees. In a Florida bankruptcy case that was upheld on appeal to the United States Court of Appeals for the Eleventh Circuit, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent transfers. We do not know if that case will be followed if there is litigation on this point under the indenture governing the Exchange Notes. However, if it is followed, the risk that the guarantees will be found to be fraudulent transfers will be significantly increased.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes or other claims against us under the principle of equitable subordination, if the court determines that: (1) the holder of Exchange Notes engaged in some type of inequitable conduct, (2) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of Exchange Notes, and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Risks Related to our Business

The United States and global economies, disruptions in the financial markets and geopolitical events could have a continued significant adverse impact on consumer and corporate spending and our business. Consumer and corporate spending can significantly impact our operating results, and national or local catastrophes, elevated terrorism alerts, outbreaks of infectious diseases or natural disasters could have a significant adverse impact on our operating results.

Our business depends on discretionary consumer and corporate spending. High unemployment or underemployment, food and health care costs, tight credit markets, difficult residential real estate and mortgage markets, and stock market volatility, among other factors, could dampen, consumer and corporate spending, including adversely impacting disposable income and recreational and entertainment spending. Such reduced spending has resulted, and may continue to result, in negatively impacting our admissions, sponsorship, advertising and hospitality spending, concession and souvenir sales demand, luxury suite, and other event related revenue, with related effects on our motorsports and non-motorsports activities and future revenues, profitability and cash flows. High or higher unemployment, underemployment or fuel, food or health-care costs could have a significant adverse impact on our future results of operations.

While the direction and strength of the United States economy appear to be improving, government responses and actions may or may not successfully restore prolonged stability to the credit and consumer markets or improved economic conditions. State and federal budgetary deficits could result in government responses such as higher consumer and corporate income or other tax rates. Governmental spending deficits could also lead to higher inflation and higher interest rates and continued difficult borrowing conditions for consumers and corporate customers. Other factors that can affect consumer and corporate spending include hurricanes, flooding, earthquakes and other natural disasters, elevated terrorism alerts, terrorist attacks, military actions, air travel concerns, and geopolitical events, as well as various industry and other business conditions. Incidents such as the 2013 bombings in Boston or outbreaks of infectious diseases such as Ebola or measles can affect public concerns regarding large gatherings of people, including travel to large populated venues or locations. Additional incidents could have a particularly significant negative impact on attendance and other event related spending by individuals or corporate fans and customers who have or might have planned to attend one or more of our racing events. Such factors or incidents, even if not directly impacting us, can disrupt or otherwise adversely impact the financial results, spending sentiment and interest of our present or potential customers. These factors can adversely impact local, regional and national consumer and corporate spending sentiment.

Possible changes in governmental taxing, regulatory, spending and other policies could significantly impact consumer spending, economic recovery and our future results. The economy or financial and credit markets might not continue to improve or stabilize for long periods or could worsen. Each of these aforementioned negative factors, and particularly when combined, may adversely impact corporate and individual customer spending and have a material adverse impact on our future operating results and growth.

Bad weather or postponement or cancellation of motorsports events could adversely affect us.

We promote outdoor motorsports events. Weather conditions surrounding these events affect sales of tickets, concessions and souvenirs, driving schools and track rentals, among other things. Although we sell many tickets in advance of our events, poor weather conditions can have a material effect on our results of operations, particularly because we promote a limited number of premier events. Due to inclement weather conditions, we may be required to move a race event to the next raceable day. Poor weather leading up to, or forecast for a weekend that surrounds, a race can negatively impact our advance sales and walk-up admissions and food, beverage and souvenir sales. Poor weather can affect current periods as well as successive events in future periods because consumer demand can be affected by the success or experience of past events.

When events are delayed, postponed or rescheduled because of weather (or if due to national security concerns, natural disasters or other reasons), we typically incur additional operating expenses associated with conducting the rescheduled event, as well as generate lower admissions, food, beverage and souvenir revenues. If an event is cancelled, we would incur expenses associated with preparing to conduct the event, as well as losing associated event revenues, including live broadcast revenues, to the extent such losses were not covered by insurance. If a cancelled event is part of the NASCAR Sprint Cup, Xfinity or Camping World Series, the amounts we receive from television revenues for all of our NASCAR events in the series that experienced cancellation could be reduced. This would occur if, as a result of cancellation and without regard to whether the cancelled event was scheduled for one of our facilities, NASCAR experienced a reduction in television revenues in excess of amounts scheduled to be paid to the promoter of the cancelled event.

Lack of competitiveness in NASCAR Sprint Cup Series races or closeness of championship points races, the popularity of racecar drivers or changes made by NASCAR on conducting, promoting and racing as a series sanctioning body, can significantly impact our operating results.

A lack of competitiveness in Sprint Cup Series races or the closeness of the championship points race, racecar driver popularity, and the success of NASCAR racing in general, in any particular racing season can significantly impact our operating results. Various performance factors of racing competitors, particularly popular drivers, can affect on-track competition and the appeal of racing. New or changed racing teams could be formed with drivers that generate less fan interest or race less competitively. As further discussed in “Business – Industry Overview” in our 2014 Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Near-Term Operating Factors” in our March 31, 2015 Form 10-Q, NASCAR as a sanctioning body periodically implements new rules or technical and other required changes for race teams and drivers and event promoters in attempts to increase safety, racing competition, and fan and media interest, among other things. These and other periodically implemented changes may or may not become more successful or popular with fans. Such factors can affect attendance and other event related revenues for our NASCAR Sprint Cup and Xfinity Series racing events, corporate interest, media attention, and the promotional marketing appeal for these series, as well as other events surrounding the weekends races are promoted. Rule changes can increase operating costs that we may or may not be able to control. There can be no assurance these factors will not have an adverse impact on our attendance or other event related revenues, or that operating costs will not be adversely impacted by sanctioning body changes in any particular season.

We compete with improving and expanding non-motorsports related media coverage and content by network and cable broadcasters and with ongoing improvements in high-definition television technology - both of which are increasingly influenced by changing demographics and could adversely affect us.

Much of the success of the sport of NASCAR racing has long been attributed to the exceptionally strong loyalty of our fans and customer base. Similar to what other motorsports competitors and many other sporting venues are experiencing, we believe that a portion of the decline in attendance over the past few years can be attributed to changing demographics. While those long-time fans are more important to us than ever, we recognize the importance of capturing the next generation of race fans as the average age of the general population and our traditional fan base increases. New and expanding entertainment media options and content are continually being developed and marketed to attract the changing demographics, particularly outside of motorsports. And as importantly, we are increasingly competing with improving and expanding non-motorsports related media coverage and content by network and cable broadcasters, and with ongoing improvements in high-definition television technology and increasing DVR use and on-demand content, particularly for Sprint Cup and Xfinity Series racing events.

We, NASCAR and the television broadcasters continue to make sizable investments in new and expanding marketing initiatives and leading-edge facility improvements that appeal to younger fans and the changing demographics. We are increasingly investing in new marketing approaches and technology to foster attendance by families, particularly those with younger children and teenagers. We are also increasingly investing in social media, web-based applications and interactive digital systems to enhance pre-race and during-the-race entertainment experiences that appeal to our younger demographic markets. Some of our recent larger investments include installing two of the world’s largest high-definition video boards at CMS and TMS. There can be no assurance that our various initiatives, and those of NASCAR or the television broadcasters, individually or in combination, will successfully increase attendance, event related revenues or corporate or individual marketing appeal or interest in our sport or venues.

Strong competition in the motorsports industry, with other professional, collegiate and amateur sports, and with new and expanding non-motorsports entertainment alternatives could hinder our ability to maintain or improve our position in the industry.

Motorsports promotion is a competitive industry. We compete in local, regional and national markets, and with ISC and other NASCAR related speedways to promote events, especially NASCAR Sprint Cup and Xfinity Series events, and to a lesser extent, with other speedway owners to promote other NASCAR, IndyCar, NHRA and WOO events. We believe our principal competitors are other motorsports promoters of Sprint Cup and Xfinity Series or equivalent events. NASCAR is owned by the France family, who also controls ISC. ISC presently hosts a significant number of Sprint Cup and Xfinity Series races. Our competitors may attempt to build speedways and conduct racing and other motorsports related activities in new markets that may compete with us and our local and regional fan base or marketing opportunities. Furthermore, we believe that industry competitors are actively pursuing internal growth and industry consolidation.

We compete for spectator interest with all forms of professional, collegiate and amateur spring, summer and fall sports, such as football, baseball, basketball, soccer and hockey, conducted in and near Atlanta, Boston, Bristol, Charlotte, Cincinnati, Dallas-Fort Worth, Las Vegas, Lexington, Louisville, and San Francisco, and locally, regionally and nationally. We also compete for spectator interest with non-sports related venues and events, such as concerts, shows and a widening range of other available entertainment and recreational activities, in those same geographical areas. New and expanding entertainment venues and activities are continually being developed and marketed to attract the changing demographics, particularly outside of motorsports. These competing events and activities may be held on the same days or weekends as our events. Many of those sports and non-sports competing promoters have resources that exceed ours.

Failure to be awarded a NASCAR event or deterioration in our relationship with NASCAR could adversely affect our profitability.

Our success has been and will remain, to a significant extent, dependent upon maintaining a good working relationship with organizations that sanction the races we promote at our facilities, particularly NASCAR, the sanctioning body for Sprint Cup, Xfinity and Camping World Truck Series races. Each NASCAR event is awarded on an annual basis. Although we believe our relationship with NASCAR is good, nonrenewal of a NASCAR event license could have a material adverse effect on our future financial condition and results of operations. We cannot provide assurance that we will continue to obtain NASCAR licenses to sponsor races at our facilities.

Relocation, failure to relocate, or other scheduling changes in holding our motorsports events could adversely affect us.

We may evaluate or attempt to realign one or more NASCAR Sprint Cup Series (or other motorsports series) race dates among our multiple track facilities, or change the quarterly periods in which the same number of race dates are held each year. For example, we obtained approval to realign an annual NASCAR Sprint Cup racing event from AMS to KyS beginning in 2011, and reschedule annual NASCAR Sprint Cup racing events at AMS, BMS and KyS in different quarters in 2015 as compared to 2014 as further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Racing Events” in our 2014 Form 10-K.

Many factors and alternatives must be considered, including the popularity and profitability of various races, the relative speedway seating capacity, alternative speedway uses and revenues when a race is moved, costs of any capital expenditures to upgrade or expand facilities, lead time required to complete any upgrades or expansion, alternative uses of capital, existing or potential governmental tax incentives, changing economic conditions for the individual speedway or economy as a whole, as well as various other strategic issues. NASCAR has previously stated it would consider potential track realignment of Sprint Cup Series racing events to desirable, potentially more profitable market venues of speedway operators, but is not obligated to do so. Similarly, NASCAR is not obligated to modify its race schedules to allow us to schedule our races more efficiently or favorably.

Relocation or changes in calendar periods of our larger events held among our speedways, and particularly Sprint Cup racing events, could result in a net increase or decrease in our future operating profitability. The profitability of Sprint Cup and other events that are relocated or held in changed periods could be less than management anticipated, resulting in a net decrease in our future results of operations. Also, long-lived assets of a speedway from where a Sprint Cup racing event may move could become impaired resulting in a material impairment charge that adversely affects our future financial condition or results of operations. Different economic or industry conditions or assumptions, changes in projected cash flows or profitability, if significantly negative or unfavorable, or actual race date realignments that differ significantly from those assumed in any impairment evaluation, could have a material adverse effect on the outcome of our impairment evaluations and future financial condition or results of operations.

Our NASCAR broadcasting rights revenues are significant and changes could adversely affect our profitability and financial condition.

Our NASCAR broadcasting rights revenues are significant multi-year contracted revenue and cash flow sources for us. Any significant adverse changes to such rights revenues could adversely impact our results. As further discussed in “Business – Industry Overview” in our 2014 Form 10-K and in “Liquidity and Capital Resources – Liquidity” in our March 31, 2015 Form 10-Q, NASCAR reached ten-year, multi-platform and media partnership agreements with FOX Sports Media Group and NBC Sports Group beginning in 2015 through 2024. These new ten year broadcasting agreements are anticipated to provide us annual contracted revenue increases averaging almost 4% per year, with total contracted NASCAR broadcasting revenues of approximately $217 million in 2015. Future changes in race schedules could impact broadcasting revenues. Similar to many televised sports, overall seasonal averages for motorsports may increase or decrease from year to year, and television ratings for certain individual events may fluctuate from year to year for any number of reasons. NASCAR ratings can impact attendance at our events and sponsorship opportunities. While these long-term rights agreements are anticipated to result in annual revenue increases over the contract period, associated annual increases in event management (purse and sanction) fees paid to NASCAR may continue.

Increased costs associated with, and inability to obtain, adequate insurance and the risks of partial self-insurance could adversely affect our profitability and financial condition.

We have a material investment in property and equipment at each of our eight speedway facilities, which are generally located near highly populated cities and which hold motorsports events typically attended by large numbers of fans. These operational, geographical and situational factors, among others, can result in high or increasing insurance premium costs and difficulties obtaining sufficiently high policy limits, which could adversely impact our future financial condition or results of operations.

We use a combination of insurance and self-insurance to manage various risks associated with our speedways and other properties and motorsports events and other business risks. We may increase the marketing of certain products using self-insured promotional warranty programs that could subject us to increased risk of loss should the number and amount of claims significantly increase. We have increased and may further increase our self-insurance limits, which could subject us to increased risk of loss should the number of incidents, damages, casualties or other claims below such self-insured limits increase. Management cannot guarantee that the number of uninsured losses will not increase. An increase in the number of uninsured losses could have a material adverse effect on our future financial position and results of operations.

Our insurance coverage may not be adequate if a catastrophic event occurred or major motorsports events were cancelled, and liability for personal injuries and product liability claims could significantly affect our financial condition and results of operations.

Management attempts to obtain, and believes we presently have, reasonable policy limits of property, casualty, liability and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers. However, we cannot guarantee that our policy limits or coverage currently in force would be adequate should one or multiple catastrophic events occur at or near any of our speedway facilities, or one or more of our major motorsports events were cancelled. Once our present coverage expires, we cannot guarantee that adequate coverage limits will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of our speedway facilities could have a material adverse effect on our future financial position and results of operations if our asset damage or liability was to exceed insurance coverage limits or an insurer was unable to sufficiently or fully pay our related claims or damages. The occurrence of regional or national incidents, in particular incidents at sporting events, entertainment or other public venues, could significantly impair our ability to obtain such insurance coverage in the future.

Motorsports can be dangerous to participants and to spectators. We believe we maintain insurance policies that provide coverage within limits that are sufficient to protect us from material financial loss due to liability for personal injuries sustained by persons on our premises in the ordinary course of business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances. Also, sanctioning bodies could impose additional safety or security measures or requirements that involve significant capital expenditures or increase operating expenses.

The financial stability of certain insurance companies that provide our insurance coverage could be adversely affected by economic, geopolitical and other events or conditions as further discussed above. In that case, the ability of these insurance companies to pay our potential claims could be impaired, and we might not be able to obtain adequate replacement insurance coverage at a reasonable cost or at all. Any of these events could harm our business, and we cannot provide assurance that future increases in such insurance costs and difficulties in obtaining high policy limits will not adversely impact our future financial position or results of operations.

The loss of our key personnel could adversely affect our operations and growth.

Our success depends to a great extent upon the availability and performance of our senior management. Their experience within the industry, especially their working relationship with NASCAR, continues to be of considerable importance to us. The loss of any of our key personnel due to illness, retirement or otherwise, or our inability to attract and retain key employees in the future could have a material adverse effect on our operations and business plans.

We may make significant expenditures for capital projects and investments, and costs and uncertainties associated with capital improvements could adversely affect our profitability.

Our Credit Facility allows for annual capital expenditures of up to $75.0 million, and provides for additional borrowings of up to $98.9 million as of March 31, 2015 subject to meeting specified conditions. We may make material capital improvements over several years in amounts that have not yet been determined. The cost, profitability, timing or success of future capital projects and investments is subject to numerous factors, conditions and assumptions, many of which are beyond our control, including:

•	delays in or denials of government approvals or permits

•	undetected soil or land, including environmental conditions

•	additional land acquisition costs

•	increases in the cost of construction materials and labor

•	unforeseen changes in design

•	litigation, accidents or natural disasters affecting the construction site

•	national or regional economic, regulatory or geopolitical changes

Significant negative or unfavorable outcomes could reduce our available cash and cash investments or our ability to service current or future indebtedness, require additional borrowings resulting in higher debt service and interest costs, lower our ratings by credit agencies, increase our difficulties in borrowing additional amounts, cause higher than anticipated depreciation expense, among other negative consequences, and could have a material adverse effect on our future financial condition or results of operations.

Should projects be abandoned or substantially decreased in scope due to unforeseen negative factors, we could be required to expense some or all previously capitalized costs, which could have a material adverse effect on our future financial condition or results of operations. Also, should improvement projects not produce a sufficient economic yield, including those requiring demolition of speedway facility components, or where capitalization of demolition, construction and historical component costs are limited to a revised estimated project value, capitalized expenditures could become impaired resulting in a material impairment charge that adversely affects our future financial condition or results of operations.

Future impairment of our property and equipment, other intangible assets and goodwill, and future changes in asset depreciation periods could adversely affect our profitability.

As of March 31, 2015, we have net property and equipment of $1.0 billion, net other intangible assets of $394.9 million and goodwill of $49.7 million. We periodically evaluate long-lived assets for possible impairment, and our evaluation methodology, assumptions, and results are further described in Note 4 to the unaudited consolidated financial statements contained in the March 31, 2015 Form 10-Q. While we believe no unrecognized impairment exists at March 31, 2015, different conditions, trends or assumptions or changes in cash flows or profitability, if significantly negative or unfavorable, could have a material adverse effect on the outcome of our impairment evaluation. Should our reporting units or their indefinite-lived intangible assets not achieve projected cash flows or profitability, or should actual capital expenditures exceed current plans, estimated fair values could be reduced to below carrying values resulting in material non-cash impairment charges and adversely affect our future financial condition or results of operations. The evaluations are subjective and based on conditions, trends and assumptions existing at the time of evaluation.

From time to time, we may decide to reduce or eliminate lower demand seating and suites at certain speedways to help manage ticket demand, improve sight lines, convert space for other marketing uses or for other reasons. We may incur significant expenditures to demolish or convert such seating, including associated grandstand areas, in years and amounts that have not yet been determined. Such expenditures may or may not increase our future success and profitability, which depends on many factors outside of management’s control. In 2014, we recorded accelerated depreciation of $24.5 million related to removal of certain low demand seating and suites at AMS, CMS and NHMS related to managing facility capacity as further described in Note 4 to the audited consolidated financial statements contained in our 2014 Form 10-K. Notwithstanding such charges, the depreciable carrying values for our grandstands and suites are material. Depending on management’s plans, we could be required to accelerate or shorten depreciation periods or write off remaining undepreciated net book value of associated assets, or expense the costs of demolition and disposal, all or some of which could have a material adverse impact on our future financial condition or results of operations.

The success of our business depends, in part, on achieving our objectives for strategic acquisitions and dispositions and efficient and successful integration into our operations.

From time to time, we pursue acquisitions or joint ventures as part of our long-term business strategy, which may involve significant challenges and risks. For example, transactions may not advance our business strategy or we may not realize a satisfactory return on our investments. We may experience difficulty integrating new employees, business systems and technology, or management’s attention may be diverted from our other businesses or operations. Also, the use of cash or additional borrowings to fund such transactions could significantly impact our liquidity, impair our ability to borrow additional funds for other business purposes or cause lowered ratings by credit agencies resulting in higher borrowing costs or increased difficulties borrowing additional amounts, among other things. These factors could adversely affect our future financial condition or results of operations.

We may continue to significantly improve our speedway facilities, involving material capital expenditures over several years in amounts or nature that have not yet been determined. Such expenditures may or may not increase our future success and the ability to compete and operate successfully and profitably depends on many factors outside of management’s control. Management may from time to time evaluate the potential disposition of assets and businesses that may no longer be in alignment with our strategic direction. For example, as further discussed in Note 2 to the unaudited consolidated financial statements in the March 31, 2015 Form 10-Q, we abandoned our 50% interest in the Motorsports Authentics merchandising joint venture with ISC in early 2014. We may have difficulty finding buyers or alternative exit strategies on acceptable terms in a timely manner, or we may dispose of or sell a business at a price or on terms that are less than optimal or whose subsequent performance exceeds expectations. These factors could adversely affect our future financial condition or results of operation.

Our future borrowing costs on current outstanding or future indebtedness could substantially increase, which may have a material adverse effect on our business and results of operations.

As of March 31, 2015, we had total outstanding long-term debt of approximately $401.1 million and our revolving Credit Facility permits additional borrowings of up to $98.9 million. Our operating results have benefited from relatively low interest rates on our floating rate Credit Facility and future increases, if significant, could have a significant adverse impact on our future results. Our future capital spending or investments could significantly increase our future outstanding debt. Also, our future interest and borrowing costs under our Credit Facility or any refinanced or additional debt could substantially increase and adversely affect our financial condition or profitability. We are currently unable to predict if or when interest rates could change. Our significant indebtedness levels and leverage could result in higher interest and other borrowing costs and more restrictive financial and other loan covenants under any new credit facility or other borrowing arrangements.

As further discussed in Note 5 to the unaudited consolidated financial statements in our March 31, 2015 Form 10-Q, interest rates under our Credit Facility are based on specified tier levels that are adjustable periodically based upon certain consolidated total leverage ratios. Our current planned or unplanned future capital spending and possible increases in our future outstanding indebtedness, along with our current leverage, could further reduce the amounts by which we exceed minimum required covenant compliance levels and result in changes to our interest cost tier levels under our Credit Facility. Future changes in such surplus in our compliance levels or interest cost tiers could result in increased interest costs on current or future indebtedness, restricted or reduced borrowings and availability under our Credit Facility, and increased costs of borrowing for any new financing. Each or all of these factors could have a material adverse effect on our future financial condition or results of operations.

Restrictions imposed by terms of our indebtedness could limit our ability to respond to changing business and economic conditions and to secure additional financing.

The indenture for the Notes and our Credit Facility agreement restrict, among other things, our and our subsidiaries’ ability to do any of the following:

•	incur additional debt or liens

•	pay dividends or make distributions

•	make specified types of investments

•	apply net proceeds from certain asset sales

•	engage in transactions with affiliates, merge or consolidate

•	sell equity interests of subsidiaries, or sell, assign, transfer, lease, convey or otherwise dispose of assets

•	incur indebtedness subordinate in right of payment to any senior indebtedness and senior in right of payment to the Notes

Because of our significant outstanding indebtedness, debt covenant compliance is important to our operations. Our Credit Facility is the primary source of committed funding for our planned capital expenditures, strategic initiatives, repurchases of our common stock and working capital needs. Our Credit Facility contains more extensive and restrictive covenants than the Notes, and requires us to maintain specified financial ratios as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity”.

Failure to comply with any covenant could result in an event of default which, if not cured or waived, could have a material adverse effect on us. Non-compliance with financial covenant ratios or other covenants could prevent us from further borrowings or require repayment under our Credit Facility. Our ability to meet those covenants, financial ratios and tests can be affected by material impairment or other charges, declines in profitability or cash flows or other economic or market factors beyond our control, and there can be no assurance that we will continue to meet those tests. Our Credit Facility and the Notes contain cross-default provisions. A default under any of these debt agreements could likely trigger cross-default provisions allowing lenders, in each case, to exercise their rights and remedies as defined under their respective agreements, including declaring all amounts outstanding, accrued interest or other obligations to be immediately due and payable. If we were unable to repay these amounts, such lenders could proceed against collateral, if any, securing that indebtedness. If any indebtedness was accelerated, there can be no assurance that we could repay or refinance accelerated amounts due.

Under these covenants, our ability to respond to changing business and economic conditions and secure additional financing, if needed, may be significantly restricted. We may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Should we pursue further development or acquisition opportunities, the timing, size and success, as well as associated potential capital commitments of which are unknown at this time, we may need to raise additional capital through debt or equity financings. There can be no assurance that adequate debt and equity financing will be available if and when needed, on satisfactory terms or permitted under our debt arrangements. Failure to obtain further financing could have a negative effect on our business and operations.

Government regulation of certain motorsports sponsors could negatively impact the availability of promotion, sponsorship and advertising revenue for us.

The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products, some of which are subject to government regulation. Advertising of the alcoholic beverage and tobacco industry is generally subject to greater governmental regulation than advertising by other sponsors of our events. Certain of our sponsorship and other marketing contracts are terminable upon the implementation of adverse regulations. The alcoholic beverage and tobacco industries have provided substantial financial support to the motorsports industry through, among other things, the purchase of advertising time, sponsorship of racing teams and past sponsorship of racing series such as the Winston Cup (now Sprint Cup) Series and the Busch, then Nationwide and now Xfinity Series. We cannot assure you that the alcoholic beverage or tobacco industry will continue to sponsor motorsports events or participate in other promotional activities, suitable alternative sponsors will be located, or NASCAR will continue to sanction individual racing events involving alcoholic beverage industry sponsors or promotional activities. Implementation of further restrictions on the advertising or promotion of alcoholic beverage products could adversely affect us.

Failure to maintain adequate security for certain customer-related information could damage our reputation with current or prospective customers, subject us to litigation or adverse regulatory actions or cause us to incur substantial additional costs.

In the ordinary course of business, we collect and store certain financial and other information from individuals, corporations and others, including customers, employees and outside contractors. We process customer payment card information, perform credit, employment and other business related inquiries, and collect customary information used for marketing purposes. We contract with third-parties for processing orders and payments of a large portion of our tickets and other access sold for our events, much of which is transacted indirectly through links with our external websites. Our online operations depend upon secure transmission of confidential information over public networks, including information permitting and transacting cashless payments. We commit significant internal and external resources to network security, data encryption, and other security measures to protect our networks and data, but there can be no assurance these security measures provide complete security. We attempt to limit exposure to security breaches and sensitive customer data through the use of “tokens” in certain processing applications, which is an industry best practice that does not require storage of credit card numbers.

As with all entities, security measures are subject to third-party security hardware and software soundness, employee and consultant errors or intentional harmful actions and other unforeseen factors or circumstances. Our or third-party networks could be breached and we could be unable to protect sensitive data. A breach of our security networks that results in personal, corporate or other sensitive information being obtained by unauthorized persons could adversely affect our reputation with current or prospective customers, credit card processers and others. Such security breaches could result in litigation against us, adverse regulatory or credit card processer actions, restrictions or imposing substantial penalties or fines. Also, a security breach could require or result in us spending significant additional resources on our information security systems and could disrupt our operations, particularly sales and marketing. Any significant breach could have a material adverse impact on our future financial condition or results of operations.

Results and costs attributable to the extraction of oil and natural gas are uncertain.

One of our subsidiaries, TMS, is the lessor under an oil and gas mineral rights lease agreement and joint exploration agreement, under which the lessee has various exploration and extraction rights and TMS shares in the production revenues. The lessee began drilling activities in 2013, and TMS began to receive royalty payments in 2014. Drilling crude oil and natural gas wells involves numerous risks and our revenues and royalties from such operations may be impacted as a result of a variety of factors, including:

•	fluctuations in price levels

•	availability of commercially productive crude oil and natural gas reserves on the premises

•	unexpected drilling conditions

•	equipment failures or accidents

•	adverse weather conditions

•

compliance with, or changes in, environmental, health and safety laws and regulations imposing conditions or restrictions on drilling and completion operations and on the transportation of crude oil and natural gas, and other laws and regulations, such as tax laws and regulations

•	the availability and timely issuance of required federal, state, tribal and other permits and licenses

•	the availability of, and costs associated with, third party contractual arrangements

•	the costs of, or shortages or delays in availability of, necessary facilities, equipment, materials, supplies, services and personnel

At this time, while extraction and drilling operations continue, there can be no assurance that they will continue in the future or that operation will not be curtailed, delayed or canceled.

Our Executive Chairman owns a majority of our common stock and will control any matter submitted to a vote of our stockholders.

As of May 8, 2015, Mr. O. Bruton Smith, our Executive Chairman, beneficially owned, directly and indirectly, 29,011,376 shares or approximately 70.0% of our common stock. As a result, he will continue to control the outcome of issues submitted to our stockholders, including the election of all of our directors. As a “controlled company” within the meaning of the NYSE rules, we also qualify for exemptions from certain corporate governance requirements, including the requirement that we have nominating and corporate governance and compensation committees composed entirely of independent directors. Although we qualify, we do not currently use this “controlled company” exemption.

Our large net deferred tax liabilities, and changes in income tax laws, could adversely affect our financial condition and results of operations.

At March 31, 2015, net deferred tax liabilities totaled $347.5 million, after reduction for net deferred tax assets of $15.8 million. At March 31, 2015, valuation allowances of $12.7 million have been provided against deferred tax assets because management has determined that ultimate realization is not more likely than not. These net deferred tax liabilities will likely reverse in future years and could negatively impact cash flows from operations in the years in which reversal occurs. Changes in tax laws, assumptions, estimates or methods used in the accounting for income taxes, if significantly negative or unfavorable, could have a material adverse effect on amounts or timing of realization or settlement. Such effects could result in a material acceleration of income taxes currently payable or valuation charges for realization uncertainties, which could have a material adverse effect on our future financial condition, results of operations or cash flows.

We recognized an anticipated tax benefit of $49.3 million related to abandonment of our Motorsports Authentics (“MA”) equity investment as of December 31, 2013 for the reversal of previously recorded valuation allowances under applicable accounting guidance. The technical merits, accounting treatment and conclusions reached on our tax position are further described in Notes 2 and 8 to the audited consolidated financial statements and are not repeated here. As a result of abandonment, we intend to recognize tax losses that will be reported on our 2014 income tax returns. We have reduced current income taxes payable by approximately $20.0 million for 2014 and $0.0 for the three months ended March 31, 2015 through utilization of current deferred income tax assets related to abandonment. We plan to fully utilize the associated tax losses. We believe it is more likely than not that the filing position would be sustained. However, should our tax position not be fully sustained if examined, a valuation allowance would be required to reduce or eliminate the associated deferred tax assets and material acceleration of income taxes then currently payable could be required. Any differences between the final tax outcome and amounts recorded would affect our income tax provision in the period in which such determination was made, and could have a material adverse effect on our future financial condition or results of operations.

Environmental costs may negatively impact our financial condition.

Solid waste landfilling has occurred on and around the property at CMS for many years. If damage to persons or property or contamination of the environment is determined to have been caused by the conduct of our business or by pollutants used, generated or disposed of by us, or which may be found on our property, we may be held liable for such damage and may be required to pay the cost of investigation or remediation, or both, of such contamination or damage. The amount of such liability, as to which we are self-insured, could be material. State and local laws relating to the protection of the environment also can include noise abatement laws that may be applicable to our racing events. Changes in federal, state or local laws, regulations or requirements, or the discovery of previously unknown conditions, could require additional significant expenditures by us for remediation and compliance.

Land use laws may negatively impact our growth.

Our development of new motorsports facilities (and, to a lesser extent, the expansion of existing facilities) requires compliance with applicable federal, state and local land use planning, zoning and environmental regulations. Regulations governing the use and development of real estate may prevent us from acquiring or developing prime locations for motorsports facilities, substantially delay or complicate the process of improving existing facilities or increase the costs of any such activities.

The market price of our common stock could be adversely affected by future exercises or future grants of stock options, restricted stock, restricted stock unit awards or other stock-based compensation, sales of shares held by key personnel, or default of loans under which some of our common stock is pledged.

The market price of our common stock could be adversely affected by the sale of approximately 529,000 shares of our common stock issuable upon the exercise of various options under our equity compensation plans, by the issuance or sale of approximately 3,938,000 shares of our common stock available for grant under our equity compensation plans, or by the sale of approximately 29,011,400 shares of our common stock available for resale in compliance with Rule 144 under the Securities Act, including shares held by Mr. O. Bruton Smith, our Executive Chairman. The market price for our common stock could also be adversely affected if there was a default of one of the non-Company loans under which 500,000 shares of our common stock, owned by Mr. Smith and Sonic Financial Corporation, an affiliate through common ownership by Mr. Smith, have been pledged.

NASCAR-RELATED INFORMATION

Data relating to NASCAR used throughout this prospectus was obtained or derived from industry publications or third-party sources that we believe to be reliable.

TRADEMARKS

This prospectus contains some of our trademarks, trade names and service marks. Each one of these trademarks, trade names or service marks is either (1) our registered trademark, (2) a trademark for which we have a pending application, (3) a trade name or service mark for which we claim common law rights, or (4) a registered trademark or application for registration that we have been licensed by a third party to use. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive Private Notes in like principal amount, which will be canceled. Accordingly, our outstanding indebtedness will not increase when the Exchange Notes are issued.

The net proceeds to us from the sale of the Private Notes, after deducting estimated offering expenses and the initial purchasers’ commission and including the issuance premium, were approximately $196.8 million. We applied the net proceeds from the offering of Private Notes, combined with borrowings under our Credit Facility and cash on hand, to redeem all of our outstanding $250.0 million 6¾% Senior Notes due 2019 on March 13, 2015. See Note 5 to our unaudited consolidated financial statements in our March 31, 2015 Form 10-Q.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our historical and pro forma ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with our consolidated financial statements for the periods presented and the related notes together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2014 Form 10-K and the March 31, 2015 Form 10-Q incorporated by reference in this prospectus.

	For the Year Ended December 31:						Three Months Ended March 31
						Pro Forma		Pro Forma
	2014	2013	2012	2011	2010	2014(1)	2015	2015(1)(7)
Ratio of earnings to fixed charges	2.9x	N/A(2)(3)	2.5x	1.3x(4)	2.3x	3.6x	N/A(5)(6)	2.0x

(1)

To reflect the change in interest costs during the period presented resulting from issuance of the Private Notes, borrowings under the Credit Facility using a weighted average interest rate of 2.1% for the year ended December 31, 2014 and 1.9% for the three months ended March 31, 2015 and the redemption of the 2019 Senior Notes.

(2)	For the year ended December 31, 2013, fixed charges exceeded earnings by approximately $48.7 million, resulting in a ratio of less than one.

(3)	Includes pre-tax charges of $89.0 million related to impairment of goodwill and $18.5 million related to the loss on early debt redemption and refinancing.

(4)	Includes pre-tax charges of $48.6 million related to impairment of goodwill and $7.5 million related to the loss on early debt redemption and refinancing.

(5)	For the three months ended March 31, 2015, fixed charges exceeded earnings by approximately $6.8 million, resulting in a ratio of less than one.

(6)	Includes pre-tax charges of $8.4 million related to the loss on early debt redemption and refinancing and $1.7 million related to interim interest expense resulting from the Private Notes being issued in January 2015 before the redemption of the 2019 Senior Notes in March 2015 because of a favorable interest rate environment and required notice of redemption to 2019 Senior Note holders by the Company.

(7)	Adjusted for pre-tax charge of $8.4 million related to the loss on early debt redemption and refinancing.

The ratio of earnings to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes, excluding equity investee earnings or losses, plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of financing costs and the estimated interest component of rent expense.

CAPITALIZATION

The following table sets forth our capitalization (i) on a historical basis as of March 31, 2015 after giving effect to the sale of the Private Notes, and (ii) as adjusted to give effect to the exchange of the Exchange Notes for the Private Notes. This table should be read in conjunction with the unaudited consolidated financial statements in the March 31, 2015 Form 10-Q, which is incorporated by reference herein.

	As of March 31, 2015
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents(1)	$101,557	$101,557
Long-term debt, including current maturities:
Credit Facility	200,000	200,000
Private Notes(2)	200,000	—
Other notes payable(2)	1,093	1,093
Exchange Notes offered hereby(2)	—	200,000
Total long-term debt	401,093	401,093
Total stockholders’ equity	817,879	817,879
Total capitalization	$1,218,972	$1,218,972

(1)	Amounts do not reflect expenses related to this offering.

(2)	Notes shown at face value.

THE EXCHANGE OFFER

Purpose and Effect

We sold the Private Notes on January 27, 2015 without registration under the Securities Act pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act. Therefore, the Private Notes are subject to significant restrictions on resale. The Notes are governed by an indenture, dated January 27, 2015 (the “Indenture”) among us, our subsidiary guarantors (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). In connection with the issuance of the Private Notes, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the initial purchasers, under which we agreed to file this exchange offer registration statement under the Securities Act and, upon effectiveness of this registration statement, offer to Private Notes holders the opportunity to exchange their Private Notes for a like principal amount of registered Exchange Notes. A copy of the Indenture and the Registration Rights Agreement have been filed as exhibits to this registration statement.

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes would generally be freely transferable by holders after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Exchange Notes, as set forth below in “—Procedures for Tendering Private Notes”). However, any purchaser of Private Notes who is one of our “affiliates” and who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or who is a broker-dealer and who purchased Private Notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act (and not as part of its trading or market making activities), (1) will not be able to rely on those SEC staff interpretations, (2) will not be able to tender its Private Notes in the Exchange Offer, and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

The Registration Rights Agreement further provides that we must use our reasonable best efforts to:

•	cause the registration statement with respect to this Exchange Offer to become effective under the Securities Act within 230 days of the date on which we issued the Private Notes; and

•	consummate this Exchange Offer within 30 business days of the date on which the registration statement is declared effective.

Terms of the Exchange Offer

We are offering to exchange $200.0 million in aggregate principal amount of our 5.125% Senior Notes due 2023 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 5.125% Senior Notes due 2023.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Private Notes validly tendered and not withdrawn before midnight, Charlotte, North Carolina time, on June 16, 2015 (the 20th business day following the date of this prospectus), the expiration date of the Exchange Offer. We will issue Exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000 in exchange for Private Notes in minimum denominations of $2,000 and integral multiples of $1,000, respectively, accepted in the Exchange Offer. You may tender some or all of your Private Notes in the Exchange Offer. The Exchange Offer is not conditioned upon any minimum amount of Private Notes being tendered.

The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes, except that (1) the Exchange Notes will be registered under the Securities Act and, thus, will not be subject to restrictions on transfer or bear legends restricting their transfer, and (2) the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Private Notes and will be issued under, and be entitled to the benefits of, the Indenture. The Exchange Notes will accrue interest from January 27, 2015 or from the date of the last periodic payment on the Private Notes, whichever is later. Accordingly, registered holders of Exchange Notes on the record date for the first interest payment date following the completion of the Exchange Offer will receive interest accrued January 27, 2015 or from the date of the last periodic payment on the Private Notes, whichever is later. However, if that record date occurs prior to completion of the Exchange Offer, then the interest payable on the first interest payment date following the completion of the Exchange Offer will be paid to the registered holders of the Private Notes on that record date.

In connection with the Exchange Offer, you do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the Indenture. We intend to conduct the Exchange Offer in accordance with the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Private Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept tendered Private Notes because the procedures for tendering Private Notes set forth below under “—Procedures for Tendering Private Notes” or “—Guaranteed Delivery Procedures,” as applicable, were not followed with respect to such Private Notes, we will return certificates for such Private Notes without expense to the tendering holder promptly after the Expiration Date.

Expiration Date; Extensions; Amendments

The Exchange Offer will expire at midnight, Charlotte, North Carolina time, on June 16, 2015 (the 20th business day following the date of this prospectus), unless we, in our sole discretion, extend the Exchange Offer. If we determine to extend the Exchange Offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., Charlotte, North Carolina time, on the next business day after the previously scheduled Expiration Date. If any of the conditions described below under “—Conditions” have not been satisfied or waived, we reserve the right, in our sole discretion, to delay accepting any Private Notes, to extend the Exchange Offer or to amend or terminate the Exchange Offer by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the Exchange Offer in any manner by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies. In the event of a material change in the Exchange Offer, including the waiver of a material condition, the Exchange Offer period will be extended, if necessary, such that at least five business days will remain in the Exchange Offer period following notice of such material change. We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer. We will notify you promptly of any extension, amendment or termination.

Procedures for Tendering Private Notes

Any tender of Private Notes that is not withdrawn prior to the Expiration Date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender Private Notes in the Exchange Offer must do either of the following:

•	complete, sign and date the letter of transmittal in accordance with the instructions set forth in the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under “—Exchange Agent” on or before the Expiration Date; or

•	if the Private Notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the Expiration Date an agent’s message.

In addition, one of the following must occur:

•	the exchange agent must receive certificates representing your Private Notes, along with the letter of transmittal, on or before the Expiration Date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of the Private Notes into the exchange agent’s account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent’s message, on or before the Expiration Date; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by the book-entry transfer facility to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

The method of delivery of Private Notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the Expiration Date. Do not send letters of transmittal or Private Notes to us.

Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the Private Notes are tendered:

•	by a registered holder of the Private Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

•	a member of a registered national securities exchange;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding Private Notes, the Private Notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder’s name appears on the Private Notes and an eligible institution must guarantee the signature on the power of attorney.

If the letter of transmittal or any Private Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

If you wish to tender Private Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering Private Notes, either register ownership of the Private Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

By tendering, you will represent to us that, among other things:

•	the Exchange Notes acquired in the Exchange Offer are being acquired in the ordinary course of business of the person receiving the Exchange Notes;

•	you are not engaging in, and do not intend to engage in, a distribution of Exchange Notes;

•	neither you nor any other person receiving your Exchange Notes has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

•	neither you nor any other person receiving your Exchange Notes is our “affiliate,” as defined under Rule 405 of the Securities Act.

If you or the person receiving your Exchange Notes is our “affiliate,” as defined under Rule 405 of the Securities Act, or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes, you or that other person (1) cannot rely on the applicable interpretations of the staff of the SEC regarding transferability of the Exchange Notes, (2) cannot tender Private Notes in the Exchange Offer, and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

If you are a broker-dealer and you will receive Exchange Notes for your own account in exchange for Private Notes, where such Private Notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Private Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Private Notes properly tendered and issue the Exchange Notes.

For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Private Notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each Private Note accepted for exchange, you will receive a Exchange Note having a principal amount equal to that of the surrendered Private Note.

In all cases, we will issue Exchange Notes for Private Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent timely receives (1) certificates for your Private Notes or a timely confirmation of book-entry transfer of your Private Notes into the exchange agent’s account at DTC, and (2) a letter of transmittal (completed, signed and dated in accordance with the instructions set forth in the letter of transmittal) and all other required documents or a properly transmitted agent’s message. If we do not accept any tendered Private Notes for any reason set forth in the terms of the Exchange Offer or if you submit Private Notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged Private Notes without expense to you. In the case of Private Notes tendered by book-entry transfer into the exchange agent’s account at DTC under the book-entry procedures described below, we will credit the non-exchanged Private Notes to your account maintained with DTC.

We reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes our acceptance of which, in the opinion of our counsel, would be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Private Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Private Notes, nor will we or any of them incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such irregularities have been cured or waived.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts for the Private Notes at DTC for the purpose of facilitating the Exchange Offer, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Private Notes by causing DTC to transfer the Private Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Private Notes may be effected through book-entry transfer at DTC, the exchange agent must receive a letter of transmittal (completed, signed and dated in accordance with the instructions set forth in the letter of transmittal) with any required signature guarantees, or an agent’s message instead of a letter of transmittal, and all other required documents at its address listed below under “—Exchange Agent” on or before the Expiration Date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

Guaranteed Delivery Procedures

If you wish to tender your Private Notes and your Private Notes are not immediately available, or you cannot otherwise deliver your Private Notes, the letter of transmittal or any other required documents or comply with DTC’s procedures for transfer before the Expiration Date, then you may participate in the Exchange Offer if:

•	the tender is made through an eligible institution;

•

before the Expiration Date, the exchange agent receives from the eligible institution a notice of guaranteed delivery (completed, signed and dated in accordance with the instructions set forth in the notice of guaranteed delivery), substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (1) the name and address of the holder, (2) the principal amount of Private Notes tendered, (3) the serial numbers of the certificates, if applicable, (4) a statement that the tender is being made thereby, and (5) a guarantee that within three New York Stock Exchange trading days after the Expiration Date, the certificates representing the Private Notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the letter of transmittal (completed, signed and dated in accordance with the instructions set forth in the letter of transmittal) as well as certificates representing all tendered Private Notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the Expiration Date.

Withdrawal Rights

You may withdraw your tender of Private Notes at any time before the Expiration Date of the Exchange Offer. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under “—Exchange Agent.” The notice of withdrawal must:

•	specify the name of the person who tendered the Private Notes to be withdrawn;

•

identify the Private Notes to be withdrawn, including the principal amount, or, in the case of Private Notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

•	if certificates for Private Notes have been transmitted, specify the name in which those Private Notes are registered if different from that of the withdrawing holder.

If you have delivered or otherwise identified to the exchange agent the certificates for Private Notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. We will return any Private Notes that have been tendered but that are not exchanged for any reason to the holder, without cost, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. In the case of Private Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Private Notes will be credited to an account maintained with DTC for the Private Notes. You may retender Private Notes that are properly withdrawn as set forth above by following one of the procedures described under “—Procedures for Tendering Private Notes” at any time on or before the Expiration Date.

Conditions

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange Exchange Notes for, any Private Notes if, prior to the expiration of the Exchange Offer:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that would impair our ability to proceed with the Exchange Offer; or

•	the Exchange Offer, or the making of any exchange by a holder of Private Notes, would violate any applicable law or applicable interpretation by the staff of the SEC.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. We may waive these conditions in our discretion in whole or in part at any time and from time to time prior to the expiration of the Exchange Offer. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights that may be asserted at any time and from time to time prior to the expiration of the Exchange Offer. All conditions will be satisfied or waived prior to the expiration of the Exchange Offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the Exchange Offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association

By Registered or Certified Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	By Hand or Overnight Delivery: U.S. Bank National Association 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107 Attention: Specialized Finance

By Facsimile:

(Eligible Institutions Only)

(651) 466-7372

Attention: Specialized Finance

For Information or Confirmation by Telephone:

(800) 934-6802

Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or overnight delivery service.

Fees and Expenses

We will pay the expenses of the Exchange Offer. Such expenses include fees and expenses of U.S. Bank National Association, as exchange agent, accounting and legal fees and printing costs, among others. We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your Private Notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

Transfer Taxes

Holders that tender their Private Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the Exchange Notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Private Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Private Notes in connection with the Exchange Offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Private Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the effectiveness of this Registration Statement under the Securities Act.

Consequences of Failure to Exchange Private Notes

After we complete the Exchange Offer, if you have not tendered your Private Notes, you will not have any further registration rights. Your Private Notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your Private Notes could be adversely affected upon completion of the Exchange Offer if you do not participate in the Exchange Offer.

Other

Participating in the Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Private Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Private Notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

SMI will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes except that:

•	the Exchange Notes will bear a different CUSIP number from the Private Notes;

•	the Exchange Notes have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the Exchange Notes.

The Exchange Notes will evidence the same debt as the Private Notes. They will be entitled to the benefits of the Indenture, which also governs the Private Notes, and will be treated under such Indenture as a single series with the Private Notes.

The following description is a summary of the material provisions of the Indenture and the Exchange Notes. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Exchange Notes. Except as otherwise indicated, the following summary applies to both the Exchange Notes and Private Notes together. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions” or in the Indenture.

Brief Description of the Exchange Notes

The Exchange Notes:

•	will be general, unsecured, senior obligations of SMI;

•

will rank pari passu in right of payment with all existing and future Senior Indebtedness of SMI and other obligations that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes;

•

will be effectively subordinated to all existing and future secured Senior Indebtedness of SMI, including Indebtedness under any Credit Agreement, to the extent of the value of the collateral securing such secured Senior Indebtedness;

•

will be structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of preferred stock of subsidiaries of SMI that do not guarantee the Exchange Notes; and

•	will rank senior in right of payment to all existing and future subordinated Indebtedness of SMI.

Brief Description of the Subsidiary Guarantees

The Subsidiary Guarantees of each Guarantor in respect of the Exchange Notes:

•	will be general, unsecured, senior obligations of such Guarantor;

•

will rank pari passu in right of payment with all existing and future Guarantor Senior Indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Exchange Notes;

•

will be effectively subordinated to all existing and future secured Guarantor Senior Indebtedness, including Indebtedness under any Credit Agreement, to the extent of the value of the collateral securing such secured Senior Indebtedness; and

•	will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor.

Principal, Maturity and Interest

The Indenture governing the Exchange Notes provides for the issuance of an unlimited principal amount of notes from time to time without notice to or the consent of holders of Exchange Notes, subject to compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” SMI will issue Exchange Notes with a maximum aggregate principal amount of $200.0 million in this offering. The Exchange Notes now being offered and any other additional notes to be offered under the Indenture (the “Additional Notes”) will have identical terms and conditions (except if specified as to date of issuance and date from which interest accrues) and will be considered part of the same class; provided, that if any Additional Notes are not fungible with the Exchange Notes for U.S. federal income tax purposes, such Additional Notes will bear a separate CUSIP number. Both the Exchange Notes and any Additional Notes will vote together on all matters submitted to a vote of noteholders. For purposes of this “Description of the Exchange Notes,” references to the Exchange Notes do not include Additional Notes. No offering of any Additional Notes is being or shall in any manner be deemed to be made by this prospectus. In addition, there can be no assurance as to when or whether SMI will issue any Additional Notes.

The Exchange Notes will mature on February 1, 2023. Interest on the Exchange Notes will accrue at the rate of 5.125% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2015. SMI will make each interest payment to the Holders of record of the Exchange Notes on the immediately preceding January 15 and July 15.

SMI will issue Exchange Notes in minimum denominations of $2,000 and integral multiples of $1,000. Interest on the Exchange Notes will accrue from the date of original issuance of the Private Notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Exchange Notes will not be secured. As of March 31, 2015, on a pro forma basis after giving effect to the exchange of the Exchange Notes for the Private Notes, SMI and the Guarantors would have had $401.5 million in aggregate principal amount of Senior Indebtedness outstanding, including $201.5 million of secured Indebtedness that would have been effectively senior to the Exchange Notes. SMI may also incur, subject to certain financial tests, additional secured Indebtedness. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

Methods of Receiving Payments on the Exchange Notes

If a Holder has given wire transfer instructions to SMI, SMI will pay all principal, premium, interest and Additional Interest, if any, on the Exchange Notes in accordance with those instructions. All other payments on the Exchange Notes will be made at the office or agency SMI maintains for such purpose within the State of New York. However, SMI may choose to pay interest and Additional Interest, if any, by mailing a check to the Holders of the Exchange Notes at their addresses set forth in the Register of Holders.

Subsidiary Guarantees

Each of the existing and future domestic operating subsidiaries of SMI, other than Oil-Chem Research Corporation and its subsidiaries, and future domestic subsidiaries that are obligors under a Credit Agreement, will jointly and severally guarantee SMI’s obligations under the Exchange Notes. SMI’s non-Guarantor subsidiaries represented approximately $6.0 million and $1.5 million, or less than 1.0% and 1.7%, of total revenue for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, and approximately $23.9 million and $24.2 million, or 1.4% of total assets in each case, for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively. For the same period, these non-Guarantor subsidiaries would have had no Indebtedness outstanding aside from intercompany indebtedness and trade payables.

The obligations of each Guarantor under its subsidiary guarantee will be limited, as necessary, to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes may allow courts, under specific circumstances, to void the Exchange Notes and the guarantees, subordinate claims in respect of the Exchange Notes and the guarantees and require Holders of the Exchange Notes to return payments received from us.”

A Guarantor may not consolidate with or merge into (whether or not such Guarantor is the surviving person) another Person unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)

the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the Trustee.

The Subsidiary Guarantee of a Guarantor will be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if SMI applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

(2)	in connection with any sale of all of the capital stock of a Guarantor, if SMI applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture; or

(3)

upon the release by all holders of Indebtedness and Guarantor Indebtedness of all guarantees issued by a Guarantor and all liens of the property and assets of such Guarantor that relate to Indebtedness and Guarantor Indebtedness; or

(4)

upon SMI’s exercise of its legal or covenant defeasance options as described under “—Legal Defeasance and Covenant Defeasance,” or if SMI’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5)	upon the designation of a Subsidiary as an Unrestricted Subsidiary.

The Board of Directors of SMI may at any time designate an Unrestricted Subsidiary to be a Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of SMI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)

such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2)	no Default or Event of Default would be in existence following such designation.

In addition, an Unrestricted Subsidiary shall continue to be an Unrestricted Subsidiary for purposes of the Indenture only if it:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is a Person with respect to which neither SMI nor any of its Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Equity Interests; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SMI or any of its Subsidiaries.

If, at any time, an Unrestricted Subsidiary fails to meet the requirements described in the preceding paragraph, such Unrestricted Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred by a Subsidiary of SMI as of such date. If such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” SMI shall be in default of such covenant. In the event an Unrestricted Subsidiary is designated as a Subsidiary or ceases to be an Unrestricted Subsidiary for purposes of the Indenture, the Indenture will require SMI to cause such Unrestricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Unrestricted Subsidiary will become a Guarantor.

Optional Redemption

SMI has the option to redeem all or part of the Exchange Notes at any time and from time to time upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to (i) if all or part of the Exchange Notes are redeemed before February 1, 2018, 100% of the aggregate principal amount of the Exchange Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), and (ii) if all or part of the Exchange Notes are redeemed during the twelve-month period commencing on February 1 of each of the years indicated in the table below, the redemption prices set forth in the table below (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date):

Year	Percentage
2018	103.844%
2019	102.563%
2020	101.281%
2021 and thereafter	100.000%

Selection and Notice

If less than all of the Exchange Notes are to be redeemed at any time, the selection of the Exchange Notes for redemption will be made in accordance with the procedures of the Depositary, or if the Exchange Notes are not so listed or such exchange prescribes no method of selection and the Exchange Notes are not held through the Depositary, or the Depositary prescribes no method of selection, by lot.

Exchange Notes redeemed in part must be redeemed only in integral multiples of $1,000, provided that no Exchange Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be delivered electronically or mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address.

If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to that Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion of the original Exchange Note will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

In addition, at any time prior to February 1, 2018, SMI, at its option, may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Exchange Notes originally issued under the Indenture at a redemption price equal to 105.125% of the aggregate principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided , that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control. At least 65% of the initial aggregate principal amount of Exchange Notes must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, SMI must deliver electronically or mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering. Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the Depositary or any other depositary).

In addition to SMI’s rights to redeem the Exchange Notes as set forth above, SMI or its affiliates may from time to time purchase Exchange Notes in open-market transactions, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as SMI or its affiliates may determine, which may be more or less than the consideration for which the Exchange Notes offered hereby are being sold and could be for cash or other consideration.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require SMI to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, SMI will offer a price in cash equal to 101% of the aggregate principal amount of the Exchange Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon (the “Change of Control Payment”) to the date of purchase (the “Change of Control Payment Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 15 days following any Change of Control, SMI will electronically deliver or mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes pursuant to the procedures required by the Indenture and described in such notice. A Change of Control Offer may be made in advance of a Change of Control, and be conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time the Change of Control Offer is made. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed. SMI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

On the Change of Control Payment Date, SMI will, to the extent lawful:

(1)	accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered; and

(3)

deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by SMI.

The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder an Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided , that each such Exchange Note will be in a minimum principal amount of $2,000 and integral multiples of $1,000. SMI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable to the transaction constituting a Change of Control. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of Exchange Notes to require that SMI repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

Although the existence of a Holder’s right to require SMI to repurchase the Exchange Notes in respect of a Change of Control may deter a third party from acquiring SMI in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of Exchange Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving SMI that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of a Change of Control. Holders may not be entitled to require SMI to repurchase their Exchange Notes in certain circumstances involving a significant change in the composition of SMI’s Board of Directors, including in connection with a proxy contest where the Board of Directors initially opposed a dissident slate of directors but approves them later as continuing directors.

The Credit Facility in effect on the Issue Date provides that certain change of control events with respect to SMI would constitute a default thereunder. Any future credit agreements or other agreements to which SMI becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when SMI is prohibited from purchasing Exchange Notes, SMI could seek the consent of its lenders to the purchase of Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If SMI does not obtain such a consent or repay such borrowings, SMI will remain prohibited from purchasing Exchange Notes. In such case, SMI’s failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the applicable Credit Agreement.

SMI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by SMI and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of SMI and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require SMI to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SMI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Restrictions in the Indenture described herein on the ability of SMI and its Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales also may make more difficult or discourage a takeover of SMI, whether favored or opposed by the management of SMI. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that SMI or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of SMI or any of its Subsidiaries. While such restrictions cover a variety of arrangements which traditionally have been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

SMI will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control and shall not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

SMI’s obligation to make a Change of Control offer to repurchase the Exchange Notes may be waived or modified with the written consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding.

Asset Sales

SMI will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1)

SMI (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)

such fair market value is determined by SMI’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee, or by independent appraisal by an accounting, appraisal or investment banking firm of national standing; and

(3)	at least 75% of the consideration therefor received by SMI or such Subsidiary is in the form of cash or Cash Equivalents.

For purposes of requirement (3) of this covenant, the following will be deemed to be cash: (A) the amount of any Senior Indebtedness of SMI or any Subsidiary that is actually assumed by the transferee in such Asset Sale and from which SMI and the Subsidiaries are fully and unconditionally released (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale and contingent liabilities) and (B) the amount of any notes, securities or other similar obligations received by SMI or any Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Sale) by SMI or the Subsidiaries into cash in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange.

However, requirement (3) does not apply to any Asset Sale involving any Unrestricted Subsidiary of SMI. Further, Requirements (1)-(3) do not apply to any Like Kind Exchange.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, SMI may apply such Net Proceeds, at its option:

(1)

to permanently reduce Indebtedness incurred under paragraph (c)(1) of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and correspondingly reduce commitments with respect thereto in the case of any reduction of borrowings under a Credit Agreement), the Notes or any other Senior Indebtedness of SMI or any Guarantor (other than any Indebtedness created in connection with any registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act); provided, that if SMI or any Guarantor shall reduce Senior Indebtedness other than the Notes or Indebtedness incurred under paragraph (c)(1) of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or other Senior Indebtedness (other than any Indebtedness created in connection with any registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act) SMI or such Guarantor will, equally and ratably, reduce Indebtedness under the Notes by, at its option, (A) redeeming Notes, (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Interest, if any, on the principal amount of the Notes to be repurchased or (C) purchasing Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Indenture and applicable securities law, in each case other than Indebtedness that is owed SMI or an affiliate of SMI;

(2)

to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as SMI was engaged in on the Issue Date;

(3)

to reimburse SMI or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking; or

(4)	any combination of the foregoing.

Pending the final application of any such Net Proceeds, SMI may temporarily reduce Senior Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, SMI will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring SMI to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

A.

SMI will make an offer to purchase (an “Asset Sale Offer”) from all Holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and

B.

to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), SMI will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided, that in no event will SMI be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The Notes will be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase such Asset Sale Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to an Asset Sale Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, SMI may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Asset Sale Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero. SMI may satisfy the foregoing obligation with respect to any Excess Proceeds prior to the expiration of the relevant 365 day period or with respect to Excess Proceeds of $30.0 million or less.

Notwithstanding the foregoing, SMI and its Subsidiaries will be permitted to consummate one or more Asset Sales with respect to assets or properties with an aggregate fair market value not in excess of $7.5 million with respect to all such Asset Sales made subsequent to the Issue Date without complying with the provisions of the preceding paragraphs. Fair market value will be evidenced by a resolution of SMI’s Board of Directors set forth in an officers’ certificate delivered to the Trustee.

If at any time any non-cash consideration received by SMI in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

SMI will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer and shall not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

SMI’s obligation to make an Asset Sale Offer to repurchase the Notes may be waived or modified with the written consent of holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If, on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and SMI has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Exchange Notes” section of this prospectus will no longer be applicable to the Notes:

(1)	“Repurchase at the Option of Holders—Change of Control”;

(2)	“Repurchase at the Option of Holders—Asset Sales”;

(3)	“Certain Covenants—Restricted Payments”;

(4)	“Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(5)	“Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”; and

(6)	“Certain Covenants—Transactions with Affiliates”

(collectively, the “Suspended Covenants”). In the event that SMI and the Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) SMI or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that, if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then SMI and its Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, SMI may not designate any Subsidiary as an Unrestricted Subsidiary unless SMI would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and such designation shall be deemed to have created a Restricted Payment pursuant to the covenant described under “—Certain Covenants—Restricted Payments” following the Reversion Date.

On the Reversion Date, all Indebtedness incurred or Disqualified Stock or preferred stock issued during the Suspension Period will be classified to have been incurred pursuant to clause (b) of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or one of the clauses set forth under clause (c) of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (in each case, to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to clauses (b) or (c) of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under subclause (3) of clause (c) of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Certain Covenants—Restricted Payments” will be made as though the covenant described under “—Certain Covenants—Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the covenant described under “—Certain Covenants—Restricted Payments,” provided, however, that the items specified in clause (3) under “—Certain Covenants—Restricted Payments” will increase the amount available to be made as Restricted Payments thereunder. For purposes of determining compliance with the covenant described under “Asset Sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Restricted Payments

(a)	SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, make the following “Restricted Payments”:

(1) declare or pay any dividend or make any other payment or distribution on account of the Equity Interests of SMI or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving SMI or any of its Subsidiaries) or to the direct or indirect holders of the Equity Interests of SMI or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of SMI, dividends or distributions payable to SMI or any Subsidiary of SMI or dividends or distributions made by a Subsidiary of SMI to all holders of its Common Stock on a pro rata basis);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of SMI, any Subsidiary of SMI, any Unrestricted Subsidiary or any direct or indirect parent of SMI (other than any such Equity Interests owned by SMI or any Subsidiary of SMI);

(3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes, except for the purchase, redemption, defeasance or other acquisition of Indebtedness that is subordinated to the Notes in anticipation of satisfying a sinking fund obligation, principal installment or the Stated Maturity of such subordinated Indebtedness (in each case due within one year); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) SMI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (b) of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate of all other Restricted Payments made by SMI and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (8) and (9) of the next succeeding paragraph), is less than the sum of:

(A) 50% of the Consolidated Net Income of SMI for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning immediately prior to the Issue Date to the end of SMI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by SMI’s Board of Directors, of marketable securities received by SMI from the issue or sale since the Issue Date of Equity Interests of SMI or of debt securities of SMI that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of SMI or the Unrestricted Subsidiary and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment, plus (iii) the amount resulting from designation of an Unrestricted Subsidiary as a Subsidiary or an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture (such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by SMI or any Subsidiary in an Unrestricted Subsidiary and which was, while an Unrestricted Subsidiary was treated as an Unrestricted Subsidiary for purposes of the Indenture, treated as a Restricted Payment under the Indenture; plus

(D) $130.0 million.

(b)	The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of SMI in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of SMI or an Unrestricted Subsidiary) of other Equity Interests of SMI (other than any Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(3) the defeasance, redemption or repurchase or other acquisition or retirement for value of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of SMI or the Unrestricted Subsidiary) of Equity Interests of SMI (other than Disqualified Stock); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (3)(B) of the preceding paragraph;

(4) the making of any Restricted Payments after the Issue Date not exceeding in the aggregate $150.0 million; provided, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of SMI or any Subsidiary of SMI held by any member of SMI’s (or any of its Subsidiaries’) management or their estates or any beneficiaries of their estates pursuant to any management equity subscription agreement or stock option agreement or any similar arrangement; provided, that:

(a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.5 million in any twelve-month period plus the aggregate cash proceeds received by SMI during such twelve-month period from any reissuance of Equity Interests by SMI to members of management of SMI and its Subsidiaries; and

(b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(6) The payment of cash dividends on SMI’s shares of Common Stock in the aggregate amount per fiscal year equal to $0.80 per share for each share of Common Stock of SMI outstanding as of the last record date for dividends payable in respect of such fiscal year (as such amount shall be adjusted for changes in the capitalization of SMI upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); provided, however, in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal year shall not exceed the aggregate amounts of cash dividends paid in the same fiscal year most recently occurring prior to such Change of Control; provided, further, that for purposes of this exception, shares of Common Stock issued for less than fair market value (other than shares issued pursuant to options or otherwise in accordance with SMI’s employee stock option, purchase or option plans) shall not be deemed outstanding; provided, further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(7) the repurchase of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options;

(8) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of SMI;

(9) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under “—Certain Covenants—Merger, Consolidation, or Sale of Assets;”

(10) [Reserved];

(11) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of SMI or any of its Subsidiaries that is contractually subordinated to the Exchange Notes or to any Guarantee (i) following the occurrence of a Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after SMI and its Subsidiaries have satisfied their obligations with respect to a Change of Control Offer set forth under the covenant entitled “—Repurchase at the Option of Holders—Change of Control” or (ii) with the Excess Proceeds of one or more Asset Sales, at a purchase price not greater than 100% of the principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after SMI and its Subsidiaries have satisfied their obligations with respect to such Excess Proceeds set forth under the covenant entitled “—Repurchase at the Option of Holders—Asset Sale” to the extent that such subordinated Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale; and

(12) other Restricted Payments, so long as the Total Leverage Ratio of SMI and its Subsidiaries on a consolidated basis is no greater than 3.00 to 1.00 determined on a pro forma basis; provided, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

For the avoidance of doubt, the defeasance, redemption or repurchase or other acquisition or retirement for value of SMI’s 2019 Senior Notes will not constitute a Restricted Payment under the Indenture.

In connection with the designation of an Unrestricted Subsidiary as a Subsidiary or an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture, all outstanding Investments previously made by SMI or any Subsidiary in an Unrestricted Subsidiary will be deemed to constitute Investments in an amount equal to the greater of the following:

•     the net book value of such Investments at the time of such designation or such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture; and

•     the fair market value of such Investments at the time of such designation or such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary for purposes of the Indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be transferred by SMI or such Subsidiary, as the case may be, pursuant to the Restricted Payment. With respect to any Restricted Payments in excess of $5.0 million, fair market value will be evidenced by a resolution of SMI’s Board of Directors set forth in an officers’ certificate delivered to the Trustee not later than the date of making any Restricted Payment. The officers’ certificate will state that such Restricted Payment is permitted and set forth the basis upon which the calculations required by the covenant described above were computed. The calculations may be based upon SMI’s latest available financial statements.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a) SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness). SMI and its Subsidiaries also will not issue any Disqualified Stock, and SMI will not permit any of its Subsidiaries to issue any shares of preferred stock.

(b) However, SMI and any Guarantor may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for SMI’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(c) The foregoing provisions will not prohibit the incurrence of any of the following items of Indebtedness (“Permitted Indebtedness”):

(1)

the incurrence by SMI and the Guarantors of Indebtedness under a Credit Agreement (including guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of SMI and its Subsidiaries thereunder) not to exceed $500.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by SMI of Indebtedness represented by the Notes, excluding any Additional Notes, and the incurrence by the Guarantors of Indebtedness represented by the related Guarantees;

(3)	the incurrence of Indebtedness represented by (a) the 2019 Senior Notes and (b) Existing Indebtedness;

(4)

the incurrence by SMI or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of SMI or such Subsidiary, in an aggregate principal amount not to exceed the greater of (i) $50.0 million and (ii) 3.0% of SMI’s Consolidated Tangible Assets (as reported on SMI’s consolidated balance sheet as of such date) at any time outstanding;

(5)

the incurrence by SMI or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (other than any such Indebtedness incurred pursuant to clause (1), (3)(a), (4), (6), (7), (8), (9), (10), (11), (12), (13), (14) or (15) of this paragraph);

(6)

the incurrence by SMI or any of its Subsidiaries or any Guarantor of intercompany Indebtedness between or among SMI and any of its Subsidiaries or any Guarantor; provided, however, that: (a) if SMI is the obligor on such Indebtedness, such Indebtedness must be expressly subordinate to the payment in full of all Obligations with respect to the Notes; and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SMI, a Subsidiary or a Guarantor, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either SMI, a Subsidiary or a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by SMI or such Subsidiary, as the case may be;

(7)

the incurrence by SMI or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be incurred;

(8)	the incurrence by SMI or any Guarantor of Hedging Obligations under currency exchange agreements, provided, that such agreements were entered into in the ordinary course of business;

(9)	the incurrence of Indebtedness of a Guarantor represented by guarantees of Indebtedness of SMI that has been incurred in accordance with the terms of the Indenture;

(10)

Indebtedness of SMI or any of its Subsidiaries in connection with surety, performance, appeal or similar bonds, completion guarantees or similar instruments entered into in the ordinary course of business or from letters of credit or other obligations in respect of self-insurance and workers’ compensation obligations or similar arrangements; provided, that, in each case contemplated by this clause (10), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(11)

Indebtedness of SMI or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(12)

Indebtedness of SMI to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “—Legal Defeasance and Covenant Defeasance” or discharge the Notes as described under “—Satisfaction and Discharge;”

(13)

Indebtedness of SMI or any Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of SMI or a Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary; provided, that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by SMI and any Subsidiary, including the fair market value of non-cash proceeds;

(14)	Indebtedness of Foreign Subsidiaries in the aggregate principal amount of $50.0 million outstanding at any one time in the aggregate;

(15)

the incurrence by SMI of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $150.0 million; and

(16)	the incurrence by non-Guarantor Subsidiaries of SMI of Indebtedness in the aggregate principal amount of $15.0 million outstanding at any one time.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, SMI in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types; provided, that Indebtedness under the Credit Facility which is outstanding or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (c)(1) above, shall be deemed to have been incurred pursuant to clause (c)(1) above rather than pursuant to paragraph (b) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on any Capital Stock (other than Disqualified Stock) in the form of additional shares of the same class of Capital Stock (other than Disqualified Stock) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in Fixed Charge Coverage Ratio of SMI.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Liens

SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur or assume any Lien (the “Initial Lien”) securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured equally and ratably with (or prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien; provided , that if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SMI will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions to SMI or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to SMI or any of its Subsidiaries;

(2) make loans or advances to SMI or any of its Subsidiaries; or

(3) transfer any of its properties or assets to SMI or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) the Indenture;

(3) the indenture governing the 2019 Senior Notes;

(4) (a) the Credit Facility as in effect on the Issue Date (and thereafter only to the extent such encumbrances or restrictions are no more restrictive than those in effect under the Credit Facility as in effect on the Issue Date) and (b) any agreement or instrument entered into after the Issue Date governing Indebtedness that contains encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those in the Indenture and the Credit Facility as in effect on the Issue Date;

(5) Existing Indebtedness (not including Indebtedness set forth in paragraphs (2), (3) and (4)(a) above);

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by SMI or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(7) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(8) Capital Lease Obligations or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) (4) of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above on the property so acquired;

(9) restrictions contained in Indebtedness of Foreign Subsidiaries permitted to be incurred under the Indenture, so long as such restrictions or encumbrances are customary for Indebtedness of the type issued and permitted by their terms at all times (other than during the occurrence and continuation of a payment default under such Indebtedness) distributions or loans to SMI to permit payments on the Notes when due as required by the terms of Indenture (in the view of an officer of SMI as expressed in an officers’ certificate thereof); and

(10) Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

Merger, Consolidation, or Sale of Assets

Whether or not SMI is the surviving corporation, SMI may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1)(a) SMI is the surviving corporation or the entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than SMI) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than SMI) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of SMI under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) except in the case of a merger of SMI with or into a Wholly Owned Subsidiary of SMI, SMI or the entity or Person formed by or surviving any such consolidation or merger (if other than SMI), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to paragraph (b) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Transactions with Affiliates

SMI will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to SMI or the relevant Subsidiary than those that would have been obtained in a comparable transaction by SMI or such Subsidiary with an unrelated Person; and

(2) SMI delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or, if there are no such disinterested directors, by a majority of the members of the Board of Directors; or

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions, and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities to directors of SMI and its Subsidiaries in the ordinary course of business and consistent with the past practice of SMI or such Subsidiary;

(2) loans or advances to employees in the ordinary course of business;

(3) transactions between or among SMI and/or its Subsidiaries or an entity that becomes a Subsidiary as a result of such transaction;

(4) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments,” in each case, shall not be deemed Affiliate Transactions; and

(5) Any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the Holders of the Notes, than those in effect on the Issue Date.

Sale and Leaseback Transactions

SMI will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided, that SMI or one of its Subsidiaries may enter into a sale and leaseback transaction if:

(1) SMI or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (b) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and SMI applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Unrestricted Subsidiaries

SMI may designate after the Issue Date any Subsidiary (other than a Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) SMI would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of “—Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (a) the net book value of SMI’s interest in such Subsidiary calculated in accordance with GAAP or (b) the fair market value of SMI’s interest in such Subsidiary as determined in good faith by SMI’s Board of Directors;

(3) SMI would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Fixed Charge Coverage Ratio (on a pro forma basis) in the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” at the time of such Designation (assuming the effectiveness of such Designation);

(4) such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of SMI which is not simultaneously being designated an Unrestricted Subsidiary;

(5) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided, that an Unrestricted Subsidiary may provide a Guarantee for the Exchange Notes; and

(6) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with SMI or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SMI or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SMI or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary from and after the date of Designation shall be deemed a Restricted Payment.

In the event of any such Designation, SMI shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “—Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Indenture will also provide that SMI shall not and shall not cause or permit any Subsidiary to at any time:

(a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries), or

(b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of SMI as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a subsidiary of SMI will be classified as a Subsidiary.

SMI may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(3) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, SMI could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of SMI delivered to the Trustee certifying compliance with the foregoing provisions.

Future Guarantors

SMI and each Guarantor shall cause each domestic Subsidiary of SMI or such Guarantor, as the case may be, that, after the Issue Date, becomes an obligor under a Credit Agreement to become a Guarantor and to execute and deliver a supplemental indenture and deliver an opinion of counsel to the Trustee within 10 days of the date such entity becomes an obligor under a Credit Agreement.

Payments for Consent

SMI nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Exchange Notes are outstanding, SMI will furnish to Holders of Exchange Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K if SMI were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by SMI’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if SMI were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, SMI will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For the purposes of this covenant, SMI will be deemed to have furnished all required reports and information referred to in this paragraph to the Holders of Exchange Notes if it has timely filed the reports referred to in this paragraph with the Commission via EDGAR and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by SMI to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” and the continuance of such failure for a period of 30 days after notice is given to SMI by the Trustee or to SMI and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(4) failure by SMI to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the continuance of such failure for a period of 60 days after notice is given to SMI by the Trustee or to SMI and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) failure by SMI for 60 days after notice is given to SMI by the Trustee or to SMI and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by SMI or any of its Subsidiaries (or the payment of which is guaranteed by SMI or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of such Indebtedness at its Stated Maturity (after the expiration of any applicable grace period); or (b) results in the acceleration of such Indebtedness prior to its maturity and, in each case, the principal amount of which Indebtedness, together with the principal amount of any other such Indebtedness described in clauses (a) and (b) above, aggregates $25.0 million or more;

(7) failure by SMI or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) certain events of bankruptcy or insolvency with respect to SMI or any of its Significant Subsidiaries; or

(9) the Guarantee of any Guarantor is held in judicial proceedings to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor’s obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of the Indenture).

Notwithstanding the foregoing, SMI may, at its option, elect that the sole remedy for an Event of Default relating to its failure to comply with its obligation to file annual or quarterly reports in accordance with the Indenture or to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (a “Filing Failure”) shall, for the first one hundred twenty (120) days after the occurrence of such Event of Default (the “Extension Period”), consist exclusively of the right of the Holders of the Notes to receive a fee (the “Extension Fee”) accruing at the rate of 1.00% per annum of the aggregate principal amount of Notes that are then outstanding, on the terms and in the manner described below. The Extension Fee shall accrue on the Notes that are then outstanding from the first day of the Event of Default to, but excluding, the earlier of (i) the date on which SMI has made the filings initially giving rise to the Filing Failure and (ii) the date that is one hundred twenty (120) days after the occurrence of the Event of Default. SMI must give written notice of its election to pay the Extension Fee prior to the occurrence of the Event of Default. On the 121st day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 121st day), the Notes shall be subject to acceleration. This right shall not affect the rights of Holders of Notes if any other Event of Default occurs under the Indenture. If SMI does not pay the Extension Fee on a timely basis, the Notes shall be subject to acceleration. Notwithstanding the foregoing, if an additional Filing Failure occurs during an Extension Period, the Notes will be subject to acceleration for such additional Filing Failure at the end of the Extension Period for the first Filing Failure to the extent it has not been remedied before the end of the first Extension Period, provided, however, that to the extent SMI has agreed to pay an additional Extension Fee in accordance with the terms of this paragraph as to such additional Filing Failure, and the first Filing Failure has been remedied before the end of the first Extension Period, the Notes will not be subject to acceleration until the end of the additional Extension Period as to such additional Filing Failure. For the avoidance of doubt, notwithstanding the occurrence of multiple concurrent Filing Failures, the Extension Fee shall not exceed the rate provided for in the first sentence of this paragraph.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to SMI, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

SMI is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and SMI is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of SMI or any Guarantor, as such, shall have any liability for any obligations of SMI or any Guarantor under the Exchange Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

SMI may, at its option and at any time, elect to have all of the obligations of SMI and the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) SMI’s obligations with respect to the Notes concerning issuing temporary Notes, registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and SMI’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, SMI may, at its option and at any time, elect to have the obligations of SMI released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) SMI must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and SMI must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, SMI shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) SMI has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, SMI shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which SMI or any of its Subsidiaries is a party or by which SMI or any of its Subsidiaries is bound;

(6) SMI must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) SMI must deliver to the Trustee an officers’ certificate stating that the deposit was not made by SMI with the intent of preferring the Holders of Notes over the other creditors of SMI or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors, any Guarantor of SMI or others; and

(8) SMI must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture and certain other rights of the Trustee which by their terms survive termination of the Indenture) as to all outstanding Notes under the Indenture when

(1) either:

(a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by SMI and thereafter repaid to SMI or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of SMI;

(2) SMI or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such maturity, Stated Maturity or redemption date;

(3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(4) SMI or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by SMI and any Guarantor; and

(5) SMI has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which SMI, any Guarantor or any Subsidiary is a party or by which SMI, any Guarantor or any Subsidiary is bound.

Transfer and Exchange

A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. SMI may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. SMI is not required to transfer or exchange any Exchange Note selected for redemption. Also, SMI is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next succeeding paragraphs, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for Notes).

Further, any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)

waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Exchange Note payable in money other than that stated in the Notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)	make any change in the foregoing amendment and waiver provisions; or

(10)	make any change in the ranking of the Notes as senior Indebtedness if such amendment would adversely affect the rights of Holders of Notes.

Notwithstanding the foregoing, without the consent of any Holder of Notes, SMI, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to conform any provision of the Indenture to the “Description of the Exchange Notes” section of this prospectus;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)	to provide for the assumption of SMI’s or a Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation;

(5)

to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, including adding Guarantees with respect to the Notes;

(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(7)

to provide for the issuance of Additional Notes pursuant to the Indenture to the extent permitted under the restrictions contained in the Credit Facility and described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of SMI, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions. However, if the Trustee acquires any conflicting interest, the Trustee must:

(1)	eliminate such conflict within 90 days;

(2)	if a registration statement with respect to the Notes is effective, apply to the Commission for permission to continue; or

(3)	resign.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

You may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Speedway Motorsports, Inc., 5555 Concord Parkway South, Concord, North Carolina 28027, Attention: J. Cary Tharrington IV, telephone: (704) 455-3239.

Book-Entry, Delivery and Form

The Exchange Notes will be in the form of global notes without interest coupons (the “Global Notes”). Upon issuance, the Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”) in each case for credit to the accounts of the Depositary’s Direct and Indirect Participants (as defined below).

Transfer of beneficial interests in any Global Note will be subject to the applicable rules and procedures of the Depositary and its Direct or Indirect Participants, which may change from time to time.

Exchange Notes that are issued as described below under “—Certificated Securities” will be issued in the form of registered definitive certificates (the “Certificated Securities”). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Exchange Notes being transferred.

The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

SMI expects that pursuant to procedures established by the Depositary ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Exchange Notes evidenced by the Global Note. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither SMI nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

Payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on any Exchange Notes registered in the name of the Global Note Holder on the applicable record date will be payable by SMI to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, SMI and the Trustee may treat the persons in whose names Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither SMI nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. SMI believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Standing instructions and customary practices will govern payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of Exchange Notes. Payments will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Certificated Securities

Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Securities. Upon any such issuance, the registrar is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

In addition, if (1) SMI notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and SMI is unable to locate a qualified successor within 90 days or (2) SMI, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Exchange Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Exchange Notes.

Neither SMI nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and SMI and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

Same-Day Settlement and Payment

Payments in respect of the Exchange Notes represented by the Global Note (including principal, premium, if any, interest and Additional Interest, if any) must be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, SMI will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Registration Rights; Additional Interest

SMI, the Guarantors and the initial purchasers of the Private Notes entered into a Registration Rights Agreement in connection with the offering of the Private Notes. Pursuant to the Registration Rights Agreement, SMI agreed to file with the Commission the exchange offer registration statement on Form S-4 under the Securities Act, of which this prospectus is a part, with respect to the Exchange Notes (“Exchange Offer Registration Statement”).

If SMI is not required to file the Exchange Offer Registration Statement under the Registration Rights Agreement or not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, then SMI will file with the Commission a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the Private Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

SMI will pay Additional Interest to each Holder of Private Notes in the following circumstances, as applicable:

(1)	the Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(2)	SMI and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(3)

the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (including as a result of SMI’s suspending the use of any prospectus pursuant to the preceding paragraph) in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (3) above a “Registration Default”).

With respect to the first 90-day period immediately following the occurrence of such Registration Default, Additional Interest will accrue on the principal amount of the notes at a rate of 0.25% per annum, which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period until all Registration Defaults have been cured; provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum.

All accrued Additional Interest will be paid by SMI on each interest payment date with respect to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease.

If SMI is required to file a Shelf Registration Statement and in order to have their Private Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest, Holders of Private Notes will be required to do the following:

(1)	make certain representations to SMI (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer;

(2)	deliver information to be used in connection with the Shelf Registration Statement; and

(3)	provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement.

Certain Definitions

The following defined terms are used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus for which no definition is provided.

“2019 Senior Notes” means SMI’s $250.0 million aggregate principal amount of 6¾% Senior Notes due 2019.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person that was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to an Exchange Note on any date, the greater of (1) 1.0% of the principal amount of such Exchange Note on such redemption date and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Exchange Note at February 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all remaining interest payments due on such Exchange Note through and including February 1, 2018 (excluding any accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Exchange Note on such redemption date.

“Asset Sale” means:

(1)

the sale, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of SMI, its Subsidiaries and the Unrestricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation, or Sale of Assets” and shall not be deemed to be “Asset Sales”; and

(2)	the issue or sale by SMI or any of its Subsidiaries of Equity Interests of any of SMI’s Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or a series of related transactions

(a)	that have a fair market value of less than $5.0 million; or

(b)	for net proceeds of less than $5.0 million;

(2)	a transfer of assets by SMI to a Subsidiary or by a Subsidiary to SMI or to another Subsidiary;

(3)	an issuance of Equity Interests by a Wholly Owned Subsidiary to SMI or to another Wholly Owned Subsidiary;

(4)	a Restricted Payment that is permitted by the covenant described under the caption “—Certain Covenants—Restricted Payments” will not be deemed to be Asset Sales;

(5)	the sale of Cash Equivalents in the ordinary courses of business;

(6)	a disposition of inventory in the ordinary course of business;

(7)

a disposition of obsolete or worn out equipment that is no longer useful in the conduct of the business of SMI and its Subsidiaries and that is disposed of in each case in the ordinary course of business;

(8)	the licensing or sublicensing of intellectual property in the ordinary course of business which do not materially interfere with the business of SMI and its Subsidiaries taken as a whole;

(9)	foreclosure on assets; and

(10)	the disposition or distribution of any Capital Stock of an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership, partnership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)

securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of (a) SMI and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than O. Bruton Smith or his Related Parties or Sonic Financial Corporation or any of their respective Affiliates or (b) Sonic Financial Corporation to any “person” (as defined above) other than O. Bruton Smith or his Related Parties or any of their respective Affiliates;

(2)	the adoption of a plan relating to the liquidation or dissolution of SMI or Sonic Financial Corporation;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that (a) any “person” (as defined above), other than O. Bruton Smith or his Related Parties or Sonic Financial Corporation or any of their respective Affiliates, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of SMI or (b) any “person” (as defined above), other than O. Bruton Smith or his Related Parties or any of their respective Affiliates, becomes the “beneficial owner,” directly or indirectly, of more than 50% of the Voting Stock of Sonic Financial Corporation;

(4)	the first day on which a majority of the members of the Board of Directors of SMI or Sonic Financial Corporation are not Continuing Directors; or

(5)

a repurchase event or change of control payment or put or any similar event occurs as a result of change of control provision or a default occurs as a result of a change of control with respect to any other Indebtedness of SMI or any Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

(1)	an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

(2)

provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(3)

consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items of such Person and its Subsidiaries increasing Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to SMI by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that

(1)

the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof;

(2)

the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)

the Net Income of, or any dividends or other distributions from, the Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, until distributed in cash to SMI or one of its Subsidiaries.

“Consolidated Tangible Assets” means, with respect to any Person for any period, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on such Person’s balance sheet as of such date, on a consolidated basis, determined in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Continuing Directors” means, with respect to any Person as of any date of determination, any member of the Board of Directors of such Person who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means one or more debt facilities (including without limitation the Credit Facility), commercial paper facilities or other debt instruments, indentures or agreements providing for revolving credit loans, term loans, letter of credit or other debt obligations, in each case as amended, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of December 29, 2014, by and among SMI and Speedway Funding, LLC, as borrowers, and the lenders named therein, including Bank of America, N.A., as administrative agent for the lenders and a lender, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, extended or refinanced from time to time.

“Default” means any event that is or with the passage of time or the giving of notice, or both, would be an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries on a consolidated basis for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (iv) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined:

(i)

provision for taxes based on income, profits or capital (to the extent such income, profits or capital were included in computing Consolidated Net Income) and any provisions for taxes utilized in computing net loss under the definition of Consolidated Net Income,

(ii)	consolidated interest expense,

(iii)	depreciation, amortization and accretion expenses, and

(iv)

any other non-cash charges; provided, that, for purposes of this subclause (iv) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock. It does not include any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock) of SMI with gross proceeds to SMI of at least $50.0 million (other than public offerings with respect to a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of SMI).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing Indebtedness” means Indebtedness of SMI and its Subsidiaries in existence on the Issue Date other than the 2019 Senior Notes, the Exchange Notes and any amounts outstanding or committed under the Credit Facility on the Issue Date.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that SMI or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above:

(1)

acquisitions that have been made by SMI or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2)

the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)

the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of SMI. Any such pro forma calculations may include operating expense reductions for such period expecting to result from an acquisition which is being given pro forma effect that would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of SMI, the interest rate shall be calculated by applying such optional rate chosen by SMI.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)

the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(3)

any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon); plus

(4)

the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of SMI that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under a Credit Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date.

“Government Securities” means:

(1)

securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and

(2)

depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any Government Security which is specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any Government Security which is so specified and held ; provided , that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal or interest of the Government Security evidenced by such depositary receipt.

“Guarantee” or “guarantee” (unless the context requires otherwise) means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)

other agreements or arrangements designed to protect such Person against fluctuations in interest rates and the value of foreign currencies purchased by such Person or any of its Subsidiaries in the ordinary course of business.

“Holder” means a person in whose name one of the Notes is registered.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of any of the following if and to the extent it would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (other than letters of credit and Hedging Obligations):

(1)	borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	representing Capital Lease Obligations; or

(5)	the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable.

In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that an acquisition of assets, Equity Interests or other securities by SMI for consideration consisting of common equity securities of SMI shall not be deemed to be an Investment.

“Issue Date” means January 27, 2015, the date on which the Notes were originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law. It includes any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Like Kind Exchange” means the exchange pursuant to Section 1031 of the Code of the following:

(1)	any real property (other than any speedway that is owned on or acquired after the Issue Date by SMI or any Subsidiary) used or to be used in connection with the business of SMI; or

(2)	any other real property to be used in connection with the business of SMI.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)

any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries;

(2)	any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss);

(3)	any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan;

(4)	any gain (but not loss), net of taxes (less all fees and expenses relating thereto), in respect of restructuring charges other than in the ordinary course of business;

(5)	any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Issue Date;

(6)	all deferred financing costs written off, and premiums paid and losses or gains incurred, in connection with any early extinguishment of Indebtedness; and

(7)

any non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Net Proceeds” means the aggregate cash proceeds (or in the case of any Asset Sale involving the Unrestricted Subsidiary, the amount of such aggregate cash proceeds that equals the aggregate amount of all Restricted Investments in the Unrestricted Subsidiary that have not been repaid prior to the date of such Asset Sale) received by SMI or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

Notwithstanding the foregoing, in the event SMI or any of its Subsidiaries engages in a Like Kind Exchange, Net Proceeds shall not include any cash proceeds with respect to such Like Kind Exchange that are reinvested in or used to purchase pursuant to Section 1031 of the Code like kind real property used or to be used in the business of SMI.

“Non-Recourse Debt” means Indebtedness:

(1)

as to which neither SMI nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

(2)

no default with respect to which (including any rights that the holders thereof may have to take enforcement action against the Unrestricted Subsidiary) would permit (upon notice or lapse of time or both) any holder of any other Indebtedness of SMI or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Investments” means:

(1)	any Investment in SMI or in a Wholly Owned Subsidiary of SMI;

(2)	any Investment in Cash Equivalents;

(3)

any Investment by SMI or any Subsidiary of SMI in a Person that is engaged in the same or a similar line of business to that of SMI or any Subsidiary (including any Investments held by such Person), if as a result of such Investment

(a)	such Person becomes a Wholly Owned Subsidiary of SMI or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SMI or a Wholly Owned Subsidiary of SMI;

(4)

any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)

Investments in Unrestricted Subsidiaries or in non-Wholly-Owned Subsidiaries or in joint ventures engaged in a similar or complementary line of business as SMI on the date of the Investment, which Investments do not exceed at any one time outstanding $50.0 million in the aggregate;

(6)	Hedging Obligations permitted under the Indenture;

(7)	Any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date;

(8)

Investments to the extent made using Equity Interests of SMI or any Subsidiary (exclusive of Disqualified Stock) as consideration; provided, that such Equity Interests shall not increase the amount available for Restricted Payments under the Indenture;

(9)	repurchases of the Notes; and

(10)	additional Investments by SMI or any Subsidiary, which Investments do not exceed at any one time outstanding $50.0 million in the aggregate.

“Permitted Liens” means:

(1)

Liens securing Indebtedness (i) permitted to be incurred pursuant to paragraph (c)(1) of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (ii) in excess of the amount permitted to be incurred by the foregoing subclause (i) so long as, in the case of this subclause (ii), such Indebtedness (assuming any commitments for secured Indebtedness were fully drawn), when aggregated with the amount of Indebtedness of SMI and its Subsidiaries which is secured by a Lien, does not cause the Senior Secured Leverage Ratio of SMI and its Subsidiaries to exceed 3.00 to 1.00 as of the day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred (or commitments therefor are obtained).

(2)	Liens in favor of SMI or a Wholly Owned Subsidiary;

(3)

Liens on property of a Person existing at the time such Person is merged into or consolidated with SMI or any Subsidiary of SMI, provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with SMI;

(4)	Liens on property existing at the time of acquisition thereof by SMI or any Subsidiary of SMI, provided, that such Liens were in existence prior to the contemplation of such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens relating to judgments to the extent permitted under the Indenture;

(7)	Liens securing the Notes and the Subsidiary Guarantees;

(8)

Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be incurred under clause 14 of paragraph (c) in “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	Liens existing on the Issue Date;

(10)

pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislations, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(11)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(12)

Liens for taxes, assessments or other governmental charges or levies not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(13)

Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letter of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(14)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)

Liens securing Hedging Obligations not incurred in violation of the Indenture; provided, that with respect to Hedging Obligations relating to Indebtedness, such Liens extend only to the property securing such Indebtedness;

(16)

Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by SMI in the ordinary course of business;

(18)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(19)

Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(20)

Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution; and

(21)	Any interest or title of a lessor under any Capital Lease Obligations.

“Permitted Refinancing Indebtedness” means any Indebtedness of SMI or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of SMI or any of its Subsidiaries; provided, that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)

if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Exchange Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by SMI or by the Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the SMI’s control, a “nationally recognized statistical rating organization” within the meaning of section 3(a)(62) of the Exchange Act selected by SMI or any direct or indirect parent of SMI as a replacement agency for Moody’s or S&P, as the case may be.

“Related Parties” means, when used with respect to any individual, the spouse, lineal descendants, parents and siblings of any such individual; the estates, heirs, legatees and legal representatives of any such individual and any of the foregoing; and all trusts established by any such individual and any of the foregoing for estate planning purposes of which any such individual and any of the foregoing are the sole beneficiaries or grantors.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission under that act.

“Senior Indebtedness” means, with respect to any Person, all Indebtedness of any Person unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to senior indebtedness of such Person.

“Senior Secured Debt” means, with respect to any Person, the aggregate principal amount of Indebtedness of such Person and its Subsidiaries that consists of, without duplication, Indebtedness that is then secured by Liens on property or assets of such Person and its Subsidiaries (including, without limitation, Capital Stock of another Person owned by such Person but excluding property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Senior Secured Leverage Ratio” means, with respect to any Person, the ratio of (a) Senior Secured Debt outstanding as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of such Person most recently ended for which internal financial statements are available, all determined on a consolidated basis in accordance with GAAP; provided, that, Senior Secured Debt and EBITDA shall be determined for the relevant period on a pro forma basis in a manner consistent with the pro forma and other adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any payment of interest on or principal of any Indebtedness, the date on which such payment was scheduled to be made in the documentation governing such Indebtedness without regard to the occurrence of any subsequent event or contingency.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Notwithstanding the foregoing, Unrestricted Subsidiaries shall not, while designated as an Unrestricted Subsidiary as described under “—Subsidiary Guarantees,” and under “—Certain Covenants—Limitation on Unrestricted Subsidiaries,” be a Subsidiary of SMI for any purposes of the Indenture.

“Total Leverage Ratio” means, with respect to any Person, the ratio of (a) Indebtedness outstanding as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of such Person most recently ended for which internal financial statements are available, all determined on a consolidated basis in accordance with GAAP; provided that, Indebtedness and EBITDA shall be determined for the relevant period on a pro forma basis in a manner consistent with the pro forma and other adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, with respect to the Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) (“Statistical Release”) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2018; provided, however, that if the period from such redemption date to February 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” as of the Issue Date means Oil-Chem Research Corporation and its Subsidiaries. Following the Issue Date, additional Unrestricted Subsidiaries can be designated pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Unrestricted Subsidiaries.”

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. Notwithstanding the foregoing, Unrestricted Subsidiaries shall not, while designated as an Unrestricted Subsidiary as described under “—Subsidiary Guarantees,” and under “—Certain Covenants—Limitation on Unrestricted Subsidiaries,” be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of U.S. federal income tax consequences of the Exchange Offer to a holder of Private Notes that purchased the Private Notes pursuant to their original issue and that holds the Private Notes and will hold the Exchange Notes as capital assets, but does not address any other aspects of U.S. federal income tax consequences to holders of the Private Notes or Exchange Notes. It does not address specific tax consequences that may be relevant to particular persons, including banks, financial institutions, broker dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass through entities, expatriates, tax exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the Notes as part of a straddle, hedge, conversion transaction or other integrated transaction. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction or consequences under any U.S. federal tax laws other than income tax law.

This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service (the “Service”) or on the courts, and no ruling will be sought from the Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Service will agree with such statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a holder’s decision to exchange Private Notes for Exchange Notes. Persons considering the exchange of Private Notes for Exchange Notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging Notes and of owning the Private Notes or the Exchange Notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of a Private Note for an Exchange Note Pursuant to the Exchange Offer

The exchange of a Private Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize gain or loss on such exchange, the holder’s tax basis in the Exchange Note will be the same as its tax basis in the Private Note immediately before the exchange and the holder’s holding period in the Exchange Note will include its holding period in the Private Note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account under the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Exchange Notes received in exchange for Private Notes that had been acquired as a result of market-making or other trading activities. We have agreed that for a period ending on the earlier of (1) 365 days from the date on which the registration statement relating to the Exchange Offer is declared effective, and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For such period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal or otherwise.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account under the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on these Exchange Notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes received by it for its own account under the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and the related guaranties will be passed upon for us by Parker Poe Adams & Bernstein LLP, Charlotte, North Carolina. Certain legal matters as to the guarantees of Atlanta Motor Speedway, LLC, Bristol Motor Speedway, LLC, Kentucky Raceway, LLC, New Hampshire Motor Speedway, Inc., SMI Systems, LLC, and Texas Motor Speedway, Inc. will be passed upon by Baker Donelson Bearman Caldwell & Berkowitz, PC, Bingham Greenebaum Doll LLP, Sulloway & Hollis, P.L.L.C., Fennemore Craig P.C. and Munsch Hardt Kopf & Harr, P.C., respectively.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Offer to Exchange

5.125% Senior Notes due 2023

which have been registered under the Securities Act of 1933

for any and all outstanding

5.125% Senior Notes due 2023

which have not been registered under the Securities Act of 1933

PROSPECTUS

ALL TENDERED EXCHANGE NOTES,

EXECUTED LETTERS OF TRANSMITTAL AND

OTHER RELATED DOCUMENTS SHOULD

BE DIRECTED TO THE EXCHANGE AGENT.

QUESTIONS AND REQUESTS FOR ASSISTANCE

AND REQUESTS FOR ADDITIONAL COPIES

OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL

AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED

TO THE EXCHANGE AGENT AS FOLLOWS:

BY REGISTERED OR CERTIFIED MAIL:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

BY HAND OR OVERNIGHT COURIER:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107-2292

Attn: Specialized Finance

BY FACSIMILE:

(651) 466-7372

Confirm by Telephone (800) 934-6802

(Originals of all documents submitted

by facsimile should be sent promptly by hand,

overnight courier or registered or certified mail.)

May 19, 2015